Filed Pursuant to Rule 424(b)(3)
Registration No. 333-179641

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒      QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended:  June 30, 2014

☐  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Transition Period From               to              .

Commission File Number:  0-50316

Grant Park Futures Fund

Limited Partnership

(Exact name of registrant as specified in its charter)

Illinois	36-3596839
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Dearborn Capital Management, L.L.C.
626 West Jackson Boulevard, Suite 600
Chicago, Illinois 60661

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (312) 756-4450

Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the Registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the Registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934). Yes ☐ No ☒

GRANT PARK FUTURES FUND LIMITED PARTNERSHIP

QUARTER ENDED JUNE 30, 2014

PART I - FINANCIAL INFORMATION

Item 1.  Financial Statements

Grant Park Futures Fund Limited Partnership

Consolidated Statements of Financial Condition

	June 30,	December 31,
	2014	2013
	(Unaudited)
Assets
Equity in brokers’ trading accounts:
Cash	$62,267,567	$54,216,191
Unrealized gain (loss) on open contracts, net	10,866,763	25,510,118
Total equity in brokers’ trading accounts	73,134,330	79,726,309
Cash and cash equivalents	35,401,952	147,776,512
Securities owned, at fair value (cost $247,634,091 and $241,686,422, respectively)	247,946,854	242,024,612
Interest receivable	316	20,055
Total assets	$356,483,452	$469,547,488

Liabilities and Partners’ Capital (Net Asset Value)
Liabilities
Brokerage commission payable	$1,916,034	$2,719,686
Accrued incentive fees	834,656	1,167,218
Organization and offering costs payable	86,113	113,427
Accrued operating expenses	74,106	97,632
Pending limited partner additions	171,000	161,400
Redemptions payable to limited partners	27,276,586	17,916,116
Total liabilities	30,358,495	22,175,479

Partners’ Capital (Net Asset Value)
General Partner
Class A (307.34 and 763.99 units outstanding at June 30, 2014 and December 31, 2013, respectively)	341,984	893,603
Legacy 1 Class (1,025.00 units outstanding at both June 30, 2014 and December 31, 2013)	848,377	882,283
Legacy 2 Class (263.13 and 1,000.00 units outstanding at June 30, 2014 and December 31, 2013, respectively)	214,256	847,762
Global 1 Class (1,372.89 units outstanding at both June 30, 2014 and December 31, 2013)	1,104,659	1,146,701
Global 2 Class (1,329.58 and 1,974.70 units outstanding at June 30, 2014 and December 31, 2013, respectively)	1,053,409	1,626,069
Limited Partners
Class A (13,855.35 and 17,492.46 units outstanding at June 30, 2014 and December 31, 2013, respectively)	15,416,931	20,460,216
Class B (179,815.74 and 222,772.45 units outstanding at June 30, 2014 and December 31, 2013, respectively)	167,041,677	218,187,750
Legacy 1 Class (2,372.81 and 3,313.23 units outstanding at June 30, 2014 and December 31, 2013, respectively)	1,963,938	2,851,909
Legacy 2 Class (1,684.71 and 5,130.96 units outstanding at June 30, 2014 and December 31, 2013, respectively)	1,371,782	4,349,828
Global 1 Class (5,294.50 and 9,938.76 units outstanding at June 30, 2014 and December 31, 2013, respectively)	4,260,061	8,301,280
Global 2 Class (9,075.47 and 17,903.21 units outstanding at June 30, 2014 and December 31, 2013, respectively)	7,190,376	14,742,440
Global 3 Class (173,756.55 and 228,934.56 units outstanding at June 30, 2014 and December 31, 2013, respectively)	125,317,507	173,082,168
Total partners’ capital (net asset value)	326,124,957	447,372,009
Total liabilities and partners’ capital (net asset value)	$356,483,452	$469,547,488

The accompanying notes are an integral part of these consolidated financial statements.

Grant Park Futures Fund Limited Partnership

Consolidated Condensed Schedule of Investments

June 30, 2014

(Unaudited)

Futures and Forwards Contracts

	Unrealized gain/(loss) on open long contracts	Percent of Partners’ Capital (Net Asset Value)	Unrealized gain/(loss) on open short contracts	Percent of Partners’ Capital (Net Asset Value)	Net unrealized gain/(loss) on open contracts	Percent of Partners’ Capital (Net Asset Value)

Futures Contracts *
U.S. Futures Positions:
Agriculturals	$(765,328)	(0.23)%	$967,511	0.30%	$202,183	0.07%
Currencies	$2,880,539	0.88%	$(1,194,793)	(0.37)%	$1,685,746	0.51%
Energy	$69,712	0.02%	$12,082	0.00%	$81,794	0.02%
Interest rates	$480,323	0.15%	$(34,173)	(0.01)%	$446,150	0.14%
Meats	$2,158,896	0.66%	$—	(0.00)%	$2,158,896	0.66%
Metals	$395,675	0.12%	$(289,519)	(0.09)%	$106,156	0.03%
Soft commodities	$16,223	0.00%	$348,924	0.11%	$365,147	0.11%
Stock indices and single stock futures	$1,288,951	0.40%	$70,082	0.02%	$1,359,033	0.42%
Total U.S. Futures Positions	$6,524,991		$(119,886)		$6,405,105

Foreign Futures Positions:
Agriculturals	$(1,284)	(0.00)%	$7,912	0.00%	$6,628	0.00%
Energy	$554,576	0.17%	$(1,398)	(0.00)%	$553,178	0.17%
Interest rates	$3,696,049	1.13%	$(85,450)	(0.03)%	$3,610,599	1.10%
Metals	$2,542,565	0.78%	$(2,844,590)	(0.87)%	$(302,025)	(0.09)%
Soft commodities	$14,066	0.00%	$679	0.00%	$14,745	0.00%
Stock indices	$115,171	0.04%	$431	0.00%	$115,602	0.04%
Total Foreign Futures Positions	$6,921,143		$(2,922,416)		$3,998,727
Total Futures Contracts	$13,446,134	4.13%	$(3,042,302)	(0.94)%	$10,403,832	3.19%

Forward Contracts *
Currencies	$828,991	0.25%	$(366,060)	(0.11)%	$462,931	0.14%

Total Futures and Forward Contracts	$14,275,125	4.38%	$(3,408,362)	(1.05)%	$10,866,763	3.33%

*  No individual futures and forward contract position constituted greater than 1 percent of partners’ capital (net asset value). Accordingly, the number of contracts and expiration dates are not presented.

The accompanying notes are an integral part of these consolidated financial statements.

Grant Park Futures Fund Limited Partnership

Consolidated Condensed Schedule of Investments (continued)

June 30, 2014

(Unaudited)

Securities owned

U.S. Bank deposits

				Percent of Partners’ Capital
Face Value	Maturity Date	Description	Fair Value	(net asset value)
$10,000,000	11/28/2014	U.S. Certificates of deposit, 0.4% (cost of $10,000,000)	$10,013,667	3.07%

U.S. Commercial paper

				Percent of Partners’ Capital
Face Value	Maturity Date	Description	Fair Value	(net asset value)
$2,660,000	10/1/2014	U.S. Commercial paper, 0.2% (cost of $2,658,271)	$2,658,640	0.82%

U.S. Government-sponsored enterprises

				Percent of Partners’ Capital
Face Value	Maturity Dates	Description	Fair Value	(net asset value)
$122,450,000	8/27/2014-7/15/2016	Federal Farm Credit Banks, 0.2-0.9%	$122,491,685	37.56%
$80,000,000	2/28/2017-6/30/2017	Federal Home Loan Banks, 0.9-1.2%	80,155,813	24.58%
Total U.S. Government-sponsored enterprises (cost of $202,432,729)			$202,647,498	62.14%

Corporate Bonds

				Percent of Partners’ Capital
Face Value	Maturity Dates	Description	Fair Value	(net asset value)

$3,542,000	11/14/2014-2/3/2015	Foreign corporate bonds, 0.6-0.8% **	$3,569,239	1.09%
$28,073,000	7/15/2014-1/15/2016	U.S. corporate bonds, 0.6-1.1% **	29,057,810	8.91%
Total Corporate bonds (cost of $32,543,091)			$32,627,049	10.00%

		Percent of Partners’ Capital
	Fair Value	(net asset value)
Total securities owned	$247,946,854	76.03%

** No individual position constituted greater than 1 percent of partners’ capital (net asset value).

The accompanying notes are an integral part of these consolidated financial statements.

Grant Park Futures Fund Limited Partnership

Consolidated Condensed Schedule of Investments

December 31, 2013

Futures, Forwards and Options on Futures and Forward Contracts

	Unrealized gain/(loss) on open long contracts	Percent of Partners’ Capital (Net Asset Value)	Unrealized gain/(loss) on open short contracts	Percent of Partners’ Capital (Net Asset Value)	Net unrealized gain/(loss) on open contracts	Percent of Partners’ Capital (Net Asset Value)

Futures Contracts *
U.S. Futures Positions:
Agriculturals	$(672,421)	(0.15)%	$2,790,891	0.62%	$2,118,470	0.47%
Currencies	$2,379,330	0.53%	$4,686,390	1.05%	$7,065,720	1.58%
Energy	$(117,375)	(0.02)%	$(69,658)	(0.02)%	$(187,033)	(0.04)%
Interest rates	$(198,405)	(0.04)%	$828,434	0.19%	$630,029	0.15%
Meats	$(19,547)	(0.00)%	$30,940	0.01%	$11,393	0.01%
Metals	$53,375	0.01%	$1,645,510	0.37%	$1,698,885	0.38%
Soft commodities	$16,517	0.00%	$23,094	0.01%	$39,611	0.01%
Stock indices and single stock futures	$5,467,944	1.22%	$14,419	0.00%	$5,482,363	1.22%
Total U.S. Futures Positions	$6,909,418		$9,950,020		$16,859,438

Foreign Futures Positions:
Agriculturals	$9,069	0.00%	$37,257	0.01%	$46,326	0.01%
Energy	$180,496	0.04%	$14,027	0.00%	$194,523	0.04%
Interest rates	$(1,550,167)	(0.35)%	$1,080,501	0.24%	$(469,666)	(0.11)%
Metals	$(685,660)	(0.15)%	$(787,648)	(0.18)%	$(1,473,308)	(0.33)%
Soft commodities	$(1,921)	(0.00)%	$(614)	(0.00)%	$(2,535)	(0.00)%
Stock indices	$9,588,632	2.14%	$(76,992)	(0.02)%	$9,511,640	2.12%
Total Foreign Futures Positions	$7,540,449		$266,531		$7,806,980
Total Futures Contracts	$14,449,867	3.23%	$10,216,551	2.28%	$24,666,418	5.51%

Forward Contracts *
Currencies	$799,760	0.18%	$(64,142)	(0.01)%	$735,618	0.17%

Options on Futures and Forward Contracts *
Currencies	$100,190	0.02%	$(7,546)	(0.00)%	$92,644	0.02%
Interest rates	$15,438	0.00%	$—	(0.00)%	$15,438	0.00%
Total Options on Futures and Forward Contracts	$115,628	0.02%	$(7,546)	(0.00)%	$108,082	0.02%

Total Futures, Forward and Options on Futures and Forward Contracts	$15,365,255	3.43%	$10,144,863	2.27%	$25,510,118	5.70%

*            No individual futures, forward, and options on futures and forward contract position constituted greater than 1 percent of partners’ capital (net asset value). Accordingly, the number of contracts and expiration dates are not presented.

The accompanying notes are an integral part of these consolidated financial statements.

Grant Park Futures Fund Limited Partnership

Consolidated Condensed Schedule of Investments (continued)

December 31, 2013

Securities owned

U.S. Government-sponsored enterprises

				Percent of Partners’ Capital
Face Value	Maturity Dates	Description	Fair Value	(net asset value)
$132,450,000	8/27/2014-10/7/2016	Federal Farm Credit Banks, 0.2-0.9%	$132,509,255	29.62%
$25,000,000	7/29/2016-9/27/2016	Federal Home Loan Banks, 1-1.2%	25,088,017	5.61%
Total U.S. Government-sponsored enterprises (cost of $157,435,063)			$157,597,272	35.23%

Corporate Bonds

				Percent of Partners’ Capital
Face Value	Maturity Dates	Description	Fair Value	(net asset value)

$17,122,000	1/15/2014-2/3/2015	Foreign corporate bonds, 0.6-1.4% **	$17,538,526	3.92%
$54,702,000	1/15/2014-1/15/2016	U.S. corporate bonds, 0.5-1.5% **	56,890,467	12.72%
Total Corporate bonds (cost of $74,253,167)			$74,428,993	16.64%

U.S. Government securities

				Percent of Partners’ Capital
Face Value	Maturity Date	Description	Fair Value	(net asset value)

$10,000,000	3/27/2014	U.S. Treasury Bill, 0.1% (cost of $9,998,192)	$9,998,347	2.23%

				Percent of Partners’ Capital
			Fair Value	(net asset value)
Total securities owned			$242,024,612	54.10%

** No individual position constituted greater than 1 percent of partners’ capital (net asset value).

The accompanying notes are an integral part of these consolidated financial statements.

Grant Park Futures Fund Limited Partnership

Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Net trading gains (losses)
Net gain (loss) from futures and forward trading
Realized	$9,168,598	$(15,812,188)	$6,683,229	$(7,305,220)
Change in unrealized	3,917,871	(1,700,992)	(14,563,988)	772,399
Commissions	(1,377,490)	(2,206,864)	(2,949,782)	(4,584,767)
Net gains (losses) from futures and forward trading	11,708,979	(19,720,044)	(10,830,541)	(11,117,588)
Net investment income (loss)
Income
Interest income	269,383	286,037	574,787	633,067
Expenses from operations
Brokerage commission	4,726,865	8,267,826	10,073,413	17,200,745
Incentive fees	834,656	21,370	835,439	339,819
Organizational and offering costs	266,669	426,157	570,955	884,713
Operating expenses	229,582	367,811	491,631	764,128
Total expenses	6,057,772	9,083,164	11,971,438	19,189,405
Net investment loss	$(5,788,389)	$(8,797,127)	$(11,396,651)	$(18,556,338)
Net income (loss)	$5,920,590	$(28,517,171)	$(22,227,192)	$(29,673,926)

Net income (loss) per unit (based on weighted average number of units outstanding during the period) and increase (decrease) in net asset value per unit for the period:
General Partner & Limited Partner Class A Units	$17.76	$(59.60)	$(56.95)	$(62.38)
General Partner & Limited Partner Class B Units	$13.59	$(51.75)	$(50.46)	$(55.65)
General Partner & Limited Partner Legacy 1 Class Units	$17.23	$(38.33)	$(33.07)	$(35.47)
General Partner & Limited Partner Legacy 2 Class Units	$16.54	$(38.32)	$(33.50)	$(35.95)
General Partner & Limited Partner Global 1 Class Units	$17.98	$(35.74)	$(30.62)	$(31.67)
General Partner & Limited Partner Global 2 Class Units	$17.24	$(35.78)	$(31.16)	$(32.28)
General Partner & Limited Partner Global 3 Class Units	$12.76	$(36.55)	$(34.80)	$(36.63)

The accompanying notes are an integral part of these consolidated financial statements.

Grant Park Futures Fund Limited Partnership

Consolidated Statements of Changes in Partners’ Capital (Net Asset Value)

Six Months Ended June 30, 2014

(Unaudited)

	Class A				Class B				Legacy 1 Class				Legacy 2 Class
	General Partner		Limited Partners		General Partner		Limited Partners		General Partner		Limited Partners		General Partner		Limited Partners
	Number		Number		Number		Number		Number		Number		Number		Number
	of Units	Amount	of Units	Amount	of Units	Amount	of Units	Amount	of Units	Amount	of Units	Amount	of Units	Amount	of Units	Amount

Partners’ capital, (net asset value) December 31, 2013	763.99	$893,603	17,492.46	$20,460,216	—	$—	222,772.45	$218,187,750	1,025.00	$882,283	3,313.23	$2,851,909	1,000.00	$847,762	5,130.96	$4,349,828
Contributions	—	—	—	—	—	—	—	—	—	—	—	—	—	—	8.26	7,000
Redemptions	(456.65)	(500,000)	(3,637.11)	(4,012,108)	—	—	(42,956.71)	(39,774,299)	—	—	(940.42)	(773,397)	(736.87)	(600,000)	(3,454.51)	(2,793,836)
Net income (loss)	—	(51,619)	—	(1,031,177)	—	—	—	(11,371,774)	—	(33,906)	—	(114,574)	—	(33,506)	—	(191,210)
Partners’ capital, (net asset value) June 30, 2014	307.34	$341,984	13,855.35	$15,416,931	—	$—	179,815.74	$167,041,677	1,025.00	$848,377	2,372.81	$1,963,938	263.13	$214,256	1,684.71	$1,371,782

Net asset value per unit at December 31, 2013		$1,169.66				$979.42				$860.76				$847.76

Net asset value per unit at June 30, 2014		$1,112.71				$928.96				$827.69				$814.26

	Global 1 Class				Global 2 Class				Global 3 Class
	General Partner		Limited Partners		General Partner		Limited Partners		General Partner		Limited Partners
	Number		Number		Number		Number		Number		Number		Total
	of Units	Amount	of Units	Amount	of Units	Amount	of Units	Amount	of Units	Amount	of Units	Amount	Amount

Partners’ capital, (net asset value) December 31, 2013	1,372.89	$1,146,701	9,938.76	$8,301,280	1,974.70	$1,626,069	17,903.21	$14,742,440	—	$—	228,934.56	$173,082,168	$447,372,009
Contributions	—	—	86.84	68,380	—	—	25.61	20,500	—	—	3,037.04	2,188,700	2,284,580
Redemptions	—	—	(4,731.10)	(3,741,162)	(645.12)	(500,000)	(8,853.35)	(6,923,051)	—	—	(58,215.05)	(41,686,587)	(101,304,440)
Net income (loss)	—	(42,042)	—	(368,437)	—	(72,660)	—	(649,513)	—	—	—	(8,266,774)	(22,227,192)
Partners’ capital, (net asset value) June 30, 2014	1,372.89	$1,104,659	5,294.50	$4,260,061	1,329.58	$1,053,409	9,075.47	$7,190,376	—	$—	173,756.55	$125,317,507	$326,124,957

Net asset value per unit at December 31, 2013		$835.24				$823.45				$756.03

Net asset value per unit at June 30, 2014		$804.62				$792.29				$721.23

The accompanying notes are an integral part of these consolidated financial statements.

Grant Park Futures Fund Limited Partnership

Consolidated Statements of Changes in Partners’ Capital (Net Asset Value) (continued)

Six Months Ended June 30, 2013

(Unaudited)

	Class A				Class B				Legacy 1 Class				Legacy 2 Class
	General Partner		Limited Partners		General Partner		Limited Partners		General Partner		Limited Partners		General Partner		Limited Partners
	Number		Number		Number		Number		Number		Number		Number		Number
	of Units	Amount	of Units	Amount	of Units	Amount	of Units	Amount	of Units	Amount	of Units	Amount	of Units	Amount	of Units	Amount

Partners’ capital, (net asset value) December 31, 2012	2,499.78	$3,040,653	25,707.33	$31,269,640	—	$—	322,257.31	$330,303,791	1,025.00	$897,998	4,395.66	$3,851,016	1,000.00	$864,602	12,793.52	$11,061,307
Contributions	—	—	—	—	—	—	—	—	—	—	—	—	—	—	493.95	426,064
Redemptions	(839.54)	(1,000,000)	(4,039.33)	(4,857,922)	—	—	(40,666.29)	(41,174,199)	—	—	(532.94)	(469,317)	—	—	(3,072.07)	(2,636,258)
Net income (loss)	—	(124,753)	—	(1,407,097)	—	—	—	(16,178,438)	—	(36,357)	—	(134,604)	—	(35,952)	—	(386,119)
Partners’ capital, (net asset value) June 30, 2013	1,660.24	$1,915,900	21,668.00	$25,004,621	—	$—	281,591.02	$272,951,154	1,025.00	$861,641	3,862.72	$3,247,095	1,000.00	$828,650	10,215.40	$8,464,994

Net asset value per unit at December 31, 2012		$1,216.37				$1,024.97				$876.10				$864.60

Net asset value per unit at June 30, 2013		$1,153.99				$969.32				$840.63				$828.65

	Global 1 Class				Global 2 Class				Global 3 Class
	General Partner		Limited Partners		General Partner		Limited Partners		General Partner		Limited Partners
	Number		Number		Number		Number		Number		Number		Total
	of Units	Amount	of Units	Amount	of Units	Amount	of Units	Amount	of Units	Amount	of Units	Amount	Amount

Partners’ capital, (net asset value) December 31, 2012	1,372.89	$1,160,812	12,449.60	$10,526,414	1,974.70	$1,649,835	27,930.65	$23,335,702	—	$—	280,522.12	$218,778,280	$636,740,050
Contributions	—	—	1,018.42	864,871	—	—	2,207.89	1,845,847	—	—	20,350.70	15,837,880	18,974,662
Redemptions	—	—	(1,196.43)	(1,013,188)	—	—	(4,908.10)	(4,066,162)	—	—	(34,995.74)	(26,974,356)	(82,191,402)
Net income (loss)	—	(43,480)	—	(390,839)	—	(63,748)	—	(850,174)	—	—	—	(10,022,365)	(29,673,926)
Partners’ capital, (net asset value) June 30, 2013	1,372.89	$1,117,332	12,271.59	$9,987,258	1,974.70	$1,586,087	25,230.44	$20,265,213	—	$—	265,877.08	$197,619,439	$543,849,384

Net asset value per unit at December 31, 2012		$845.52				$835.49				$779.90

Net asset value per unit at June 30, 2013		$813.85				$803.21				$743.27

The accompanying notes are an integral part of these consolidated financial statements.

Grant Park Futures Fund Limited Partnership

Notes to Consolidated Financial Statements

(Unaudited)

Note 1.  Nature of Business and Significant Accounting Policies

Nature of business: Grant Park Futures Fund Limited Partnership (the “Partnership”) was organized as a limited partnership under Illinois law in August 1988 and will continue until December 31, 2027, unless terminated sooner as provided for in its Limited Partnership Agreement. As a commodity investment pool, the Partnership is subject to the regulations of the Commodity Futures Trading Commission (“CFTC”), an agency of the United States (U.S.) government which regulates most aspects of the commodity futures industry; rules of the National Futures Association, an industry self-regulatory organization; and the requirements of the various commodity exchanges where the Partnership executes transactions. Additionally, the Partnership is subject to the requirements of futures commission merchants (“FCMs”) and interbank and other market makers through which the Partnership trades. The Partnership is a registrant with the Securities and Exchange Commission (“SEC”), and, accordingly is subject to the regulatory requirements under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

The Partnership engages in the speculative trading of futures and forward contracts for commodities, financial instruments or currencies, any rights pertaining thereto and any options thereon, or on physical commodities, equities, listed options, and broad based exchange-traded funds. The Partnership may also engage in hedge, arbitrage and cash trading of commodities and futures.

The Partnership is a multi-advisor commodity pool that carries out its purpose through trading by independent professional commodity trading advisors retained by Dearborn Capital Management, L.L.C. (the “General Partner”), the Partnership and, the Partnership’s subsidiary limited liability trading companies (each, a “Trading Company” and collectively, the “Trading Companies”). The Trading Companies were set up to, among other things, segregate risk by commodity trading advisor. Effectively, this structure isolates one trading advisor from another and any losses from one Trading Company will not carry over to the other Trading Companies. The following is a list of the Trading Companies, for which the Partnership is the sole member and all of which were organized as Delaware limited liability companies:

GP 1, LLC (“GP 1”)	GP 6, LLC (“GP 6”)	GP 10, LLC (“GP 10”)	GP 15, LLC (“GP 15”)
GP 3, LLC (“GP 3”)	GP 7, LLC (“GP 7”)	GP 11, LLC (“GP 11”)	GP 16, LLC (“GP 16”)
GP 4, LLC (“GP 4”)	GP 8, LLC (“GP 8”)	GP 12, LLC (“GP 12”)	GP 17, LLC (“GP 17”)
GP 5, LLC (“GP 5”)	GP 9, LLC (“GP 9”)	GP 14, LLC (“GP 14”)	GP 18, LLC (“GP 18”)

There were no assets allocated to GP 5, GP 7, GP 10, GP 11 and GP 12 as of June 30, 2014 and December 31, 2013.  There were no assets allocated to GP 16 as of June 30, 2014.

Additionally, GP Cash Management, LLC (“GP Cash Management”) was created as a Delaware limited liability company to collectively manage and invest excess cash not required to be held at clearing brokers. The members of GP Cash Management are the Trading Companies.

Classes of interests: The Partnership has seven classes of limited partner interests (each, a “Class” and collectively, the “Interests”), Class A, Class B, Legacy 1 Class, Legacy 2 Class, Global Alternative Markets 1 (“Global 1”) Class, Global Alternative Markets 2 (“Global 2”) Class and Global Alternative Markets 3 (“Global 3”) Class units.

The Class A and Class B units are outstanding but are no longer offered by the Partnership. Both Class A and Class B units are traded pursuant to identical trading programs and differ only in respect to the brokerage commission payable to the General Partner.

The Legacy 1 Class and Legacy 2 Class units are traded pursuant to trading programs pursuing a technical trend trading philosophy, which is the same trading philosophy used for the Class A and Class B units. The Legacy 1 Class and Legacy 2 Class units differ in respect to the General Partner’s brokerage commission and organization and offering costs. The Legacy 1 Class and Legacy 2 Class units are offered only to investors who are represented by approved selling agents who are directly compensated by the investor for services rendered in connection with an investment in the Partnership (such arrangements commonly referred to as “wrap-accounts”).

The Global 1 Class, Global 2 Class and Global 3 Class units are traded pursuant to trading programs pursuing technical trend trading philosophies. The Global 1 Class, Global 2 Class and Global 3 Class units differ in respect to the General Partner’s brokerage commission. The Global 1 Class and Global 2 Class units are offered only to investors in wrap accounts.

Grant Park Futures Fund Limited Partnership

Notes to Consolidated Financial Statements

(Unaudited)

The Partnership’s significant accounting policies are as follows:

Pursuant to rules and regulations of the SEC, audited consolidated financial statements are prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) as established by the Financial Accounting Standards Board (“FASB”) to ensure consistent reporting of financial condition and results of operations.

Consolidation: The Partnership is the sole member of each of the Trading Companies. The Trading Companies, in turn, are the only members of GP Cash Management. The Partnership presents consolidated financial statements, which include the accounts of the Trading Companies and GP Cash Management. All material inter-company accounts and transactions are eliminated in consolidation.

Use of estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents: Cash and cash equivalents may include cash, overnight investments, commercial paper, U.S. treasury bills and short-term investments in interest-bearing demand deposits with banks and cash managers with original maturities of three months or less at the date of acquisition.

Valuation of investments: All investments are used for trading purposes and recorded at their estimated fair value, as described in Note 2.  Substantially all of the Partnership’s assets and liabilities are considered financial instruments and are recorded at fair value or at carrying amounts that approximate fair value because of the short maturity of the instruments.

Investment transactions, investment income and expenses: Futures contracts, forward contracts and options on futures and forward contracts are recorded on a trade date basis and realized gains or losses are recognized when contracts/positions are liquidated. Unrealized gains or losses on open contracts/positions (the difference between contract trade price and market price) or securities are reported in the consolidated statement of financial condition as a net unrealized gain or loss, as there exists a right of offset of unrealized gains or losses in accordance with FASB ASC 210-20, Balance Sheet, Offsetting. Any change in net unrealized gain or loss from the preceding period is reported in the consolidated statement of operations. Interest income and expense is recognized under the accrual basis.

Set forth in Note 10 are instruments and transactions eligible for offset in the consolidated statement of financial condition and which are subject to derivative clearing agreements with the Partnership’s clearing brokers.  Each clearing broker nets margin held on behalf of the Partnership or payment obligations of the clearing broker to the Partnership against any payment obligations of the Partnership to the clearing broker.  The Partnership is required to deposit margin at each clearing broker to meet the original and maintenance requirements established by that clearing broker, and/or the exchange or clearinghouse associated with the exchange on which the instrument is traded.  The derivative clearing agreements give each clearing broker a security interest in this margin to secure any liabilities owed to the clearing broker arising from a default by the Partnership.

Commissions: Commissions and other trading fees are reflected separately in the consolidated statement of operations.

Redemptions payable: Pursuant to the provisions of FASB ASC 480, Distinguishing Liabilities from Equity, redemptions approved by the General Partner prior to month end with a fixed effective date and fixed amount are recorded as redemptions payable as of month end.

Income taxes: No provision for income taxes has been made in these consolidated financial statements as each partner is individually responsible for reporting income or loss based on its respective share of the Partnership’s income and expenses as reported for income tax purposes.

The Partnership follows the provisions of ASC 740, Income Taxes. FASB guidance requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Partnership’s tax returns to determine whether the tax positions are more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense and liability in the current year. As of June 30, 2014 and December 31, 2013, management has determined that there are no material uncertain income tax positions and, accordingly, has not recorded a liability. The Partnership is generally not subject to examination by U.S. federal or state taxing authorities for tax years before 2011.

Grant Park Futures Fund Limited Partnership

Notes to Consolidated Financial Statements

(Unaudited)

Organization and offering costs: All expenses incurred in connection with the organization and the ongoing public offering of partnership interests are paid by the General Partner and are reimbursed to the General Partner by the Partnership. This reimbursement is made monthly. In its discretion, the General Partner may require the Partnership to reimburse the General Partner in any subsequent calendar year for amounts that exceed the limits in Note 5 in any calendar year, provided that the maximum amount reimbursed by the Partnership will not exceed the overall limit. Amounts reimbursed by the Partnership with respect to ongoing public offering expenses are charged to expense from operations at the time of reimbursement or accrual. Any amounts reimbursed by the Partnership with respect to organizational expenses are expensed at the time the reimbursement is incurred or accrued. If the Partnership terminates prior to completion of payment of the calculated amounts to the General Partner, the General Partner will not be entitled to any additional payments, and the Partnership will have no further obligation to the General Partner. At June 30, 2014 and December 31, 2013, all organization and offering costs incurred by the General Partner have been reimbursed.

Foreign currency transactions: The Partnership’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the consolidated statement of financial condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

The Partnership does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized or unrealized gain or loss from investments.

Statement of cash flows: The Partnership has elected not to provide statements of cash flows as permitted by FASB ASC 230, Statement of Cash Flows. The Partnership noted that as of and for the period ended June 30, 2014 and 2013, substantially all investments were highly liquid, all investments are carried at fair value, the Partnership carried no debt, and the statements of changes in partners’ capital (net asset value) is presented.

Recently adopted accounting pronouncements: In June 2013, the FASB issued ASU 2013-08 - Financial Services - Investments Companies (Topic 946) containing new guidance that changes the approach to the investment company assessment, requires non-controlling ownership interests in other investment companies to be measured at fair value, and requires additional disclosures about the investment company’s status as an investment company.  The Partnership adopted ASU 2013-08 as of January 1, 2013 and the adoption did not have a material impact on its consolidated financial statements.

Note 2. Fair Value Measurements

As described in Note 1, the Partnership follows the provisions of FASB ASC 820, Fair Value Measurements and Disclosures. FASB ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and sets out a fair value hierarchy. The Partnership utilizes valuation techniques to maximize the use of observable inputs and minimize the use of unobservable inputs. Assets and liabilities recorded at fair value are categorized within the fair value hierarchy based upon the level of judgment associated with the inputs used to measure their value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Inputs are broadly defined as assumptions market participants would use in pricing an asset or liability. The three levels of the fair value hierarchy are described below:

Level 1. Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2. Inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly. A significant adjustment to a Level 2 input could result in the Level 2 measurement becoming a Level 3 measurement.

Level 3. Inputs that are unobservable for the asset or liability. The Partnership does not have any assets classified as Level 3.

The following section describes the valuation techniques used by the Partnership to measure different financial instruments at fair value and includes the level within the fair value hierarchy in which the financial instrument is categorized.

Grant Park Futures Fund Limited Partnership

Notes to Consolidated Financial Statements

(Unaudited)

Fair value of exchange-traded futures contracts and options on futures contracts are based upon exchange settlement prices as of the last business day of the reporting period. These financial instruments are classified in Level 1 of the fair value hierarchy.

The Partnership values forward contracts and options on forward contracts based on the average bid and ask price of quoted forward spot prices obtained as of the last business day of the reporting period, and forward contracts and options on forward contracts are classified in Level 2.

The Partnership values bank deposits, which consist of interest bearing demand deposits and are included in cash and cash equivalents in the consolidated statements of financial condition, at face value plus accrued interest, which approximates fair value based on prevailing interest rates, and these financial instruments are classified in Level 1 of the fair value hierarchy.

The Partnership values bank deposits, which consist of certificates of deposit and are included in securities owned in the consolidated statements of financial condition, at face value plus accrued interest, which approximates fair value based on prevailing interest rates, and these financial instruments are classified in Level 2 of the fair value hierarchy.

U.S. Government securities, U.S. Government-sponsored enterprise securities and commercial paper are stated at cost plus accrued interest, which approximates fair value based on quoted market prices in an active market. The Partnership compares market prices quoted by dealers to the cost plus accrued interest to ensure a reasonable approximation of fair value. These securities are classified in Level 2 of the fair value hierarchy.

The Partnership values corporate bonds at cost plus accrued interest, which approximates fair value. Corporate bonds purchased are of a high credit quality and have observable market price quotations. The fair value of corporate bonds is evaluated considering market prices of the issuer quoted by dealers. Corporate bonds are classified in Level 2 of the fair value hierarchy.

The following table presents the Partnership’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of June 30, 2014:

Assets	Level 1	Level 2	Level 3	Total
Equity in brokers’ trading accounts
U.S. and foreign futures contracts	$10,403,832	$—	$—	$10,403,832
Forward contracts	—	462,931	—	462,931
Cash and cash equivalents
Bank deposits	21,759	—	—	21,759
U.S. Commercial paper	—	35,210,375	—	35,210,375
Securities owned
U.S. Bank deposits	—	10,013,667	—	10,013,667
U.S. Commercial paper	—	2,658,640	—	2,658,640
U.S. Government-sponsored enterprises	—	202,647,498	—	202,647,498
U.S. and Foreign Corporate bonds	—	32,627,049	—	32,627,049
Total	$10,425,591	$283,620,160	$—	$294,045,751

The gross presentation of the fair value of the Partnership’s derivatives by contract type is shown in Note 10. See the consolidated condensed schedule of investments for additional detail categorization.

Grant Park Futures Fund Limited Partnership

Notes to Consolidated Financial Statements

(Unaudited)

The following table presents the Partnership’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of December 31, 2013:

Equity in brokers’ trading accounts
U.S. and foreign futures contracts	$24,666,418	$—	$—	$24,666,418
Forward contracts	—	735,618	—	735,618
Options on forward contracts	—	62,744	—	62,744
Options on futures contracts	45,338	—	—	45,338
Cash and cash equivalents
Bank deposits	4,491,379	—	—	4,491,379
U.S. Commercial paper	—	143,143,726	—	143,143,726
Securities owned
U.S. Government-sponsored enterprises	—	157,597,272	—	157,597,272
U.S. and Foreign Corporate bonds	—	74,428,993	—	74,428,993
U.S. Government securities	—	9,998,347	—	9,998,347
Total	$29,203,135	$385,966,700	$—	$415,169,835

The gross presentation of the fair value of the Partnership’s derivatives by contract type is shown in Note 10. See the consolidated condensed schedule of investments for additional detail categorization.

The Partnership assesses the level of the investments at each measurement date, and transfers between levels are recognized on the actual date of the event or change in circumstances that caused the transfer in accordance with the Partnership’s accounting policy regarding the recognition of transfers between levels of the fair value hierarchy. During the three months ended June 30, 2013, the Partnership transferred securities owned, including U.S commercial paper of $15,999,008 and U.S. Government-sponsored enterprise securities of $228,724,592 from Level 1 to Level 2. Additionally, any purchase of U.S. Government securities subsequent to March 31, 2013 was also categorized by the Partnership as Level 2. The Partnership believes that these transfers reflect a better classification of the instruments based on the lack of Level 1 inputs available and market activity levels of the securities described above.  There was no effect on the consolidated statement of operations for year the ended December 31, 2013. There were no other significant transfers among Levels 1, 2 and 3 during the three and six months ended June 30, 2014 and year ended December 31, 2013.

Note 3. Deposits with Brokers

The Partnership, through the Trading Companies, deposits assets with clearing brokers subject to CFTC regulations and various exchange and broker requirements. Margin requirements may be satisfied by the deposit of U.S. Treasury bills, Government- sponsored enterprise securities and/or cash with such clearing brokers. The Partnership earns interest income on its assets deposited with the clearing brokers.

Note 4. Commodity Trading Advisors

The Partnership, through the Trading Companies, allocates assets to the commodity trading advisors. Each Trading Company has entered into an advisory contract with its own Advisor. The commodity trading advisors are Alder Capital Limited, Amplitude Capital International Limited, EMC Capital Advisors LLC, Eckhardt Trading Co., Eagle Trading Systems Inc., Lynx Asset Management AB, Quantica Capital AG, Rabar Market Research, Inc., Transtrend B.V. and Winton Capital Management Limited (collectively, the “Advisors”). The Advisors are paid a consulting fee, either monthly or quarterly, ranging from 0 percent to 2 percent per annum of the Partnership’s month-end allocated net assets and a quarterly or semi-annual incentive fee ranging from 20 percent to 24 percent of the new trading profits on the allocated net assets of the Advisor.

Grant Park Futures Fund Limited Partnership

Notes to Consolidated Financial Statements

(Unaudited)

Note 5. General Partner and Related Party Transactions

The General Partner shall at all times, so long as it remains a general partner of the Partnership, own Units in the Partnership: (i) in an amount sufficient, in the opinion of counsel for the Partnership, for the Partnership to be taxed as a partnership rather than as an association taxable as a corporation; and (ii) during such time as the Units are registered for sale to the public, in an amount at least equal to the greater of: (a) 1 percent of all capital contributions of all Partners to the Partnership; or (b) $25,000; or such other amount satisfying the requirements then imposed by the North American Securities Administrators Association, Inc. (NASAA) Guidelines. Further, during such time as the Units are registered for sale to the public, the General Partner shall, so long as it remains a general partner of the Partnership, maintain a net worth (as such term may be defined in the NASAA Guidelines) at least equal to the greater of: (i) 5 percent of the total capital contributions of all partners and all limited partnerships to which it is a general partner (including the Partnership) plus 5 percent of the Units being offered for sale in the Partnership; or (ii) $50,000; or such other amount satisfying the requirements then imposed by the NASAA Guidelines. In no event, however, shall the General Partner be required to maintain a net worth in excess of $1,000,000 or such other maximum amount satisfying the requirements then imposed by the NASAA Guidelines.

Ten percent of the General Partners limited partnership interest in the Partnership is characterized as a general partnership interest. Notwithstanding, the general partnership interest will continue to pay all fees associated with a limited partnership interest.

Effective January 1, 2014, the Partnership pays the General Partner a monthly brokerage commission, organization and offering costs and operating expenses as presented in the table below:

		Organization and Offering
	Brokerage commission*	Reimbursement*	Operating Expense*
Class A units	7.00%	0.10%	0.25%
Class B units	7.45%	0.30%	0.25%
Legacy 1 Class units	4.50%	0.30%	0.25%
Legacy 2 Class units	4.75%	0.30%	0.25%
Global 1 Class units	3.95%	0.30%	0.25%
Global 2 Class units	4.20%	0.30%	0.25%
Global 3 Class units	5.95%	0.30%	0.25%

*The fees are calculated and payable monthly on the basis of month-end adjusted net assets. “Adjusted net assets” is defined as the month-end net assets of the particular class before accruals for fees and expenses and redemptions.

Prior to January 1, 2014, the Partnership paid the General Partner a monthly brokerage commission, organization and offering costs and operating expenses as presented in the table below:

		Organization and Offering
	Brokerage commission*	Reimbursement*	Operating Expense*
Class A units	7.50%	0.10%	0.25%
Class B units	7.95%	0.30%	0.25%
Legacy 1 Class units	5.00%	0.30%	0.25%
Legacy 2 Class units	5.25%	0.30%	0.25%
Global 1 Class units	4.45%	0.30%	0.25%
Global 2 Class units	4.70%	0.30%	0.25%
Global 3 Class units	6.45%	0.30%	0.25%

*The fees are calculated and payable monthly on the basis of month-end adjusted net assets. “Adjusted net assets” is defined as the month-end net assets of the particular class before accruals for fees and expenses and redemptions.

Included in the total brokerage commission are amounts paid to the clearing brokers for execution and clearing costs, which are reflected in the commissions line of the consolidated statements of operations, and the remaining amounts are management fees paid to the Advisors, compensation to the selling agents and an amount to the General Partner for management services rendered, which are reflected in the brokerage commission line on the consolidated statements of operations. The brokerage commission in the amount of $4,726,865 and $10,073,413, respectively, for the three and six months ended June 30, 2014 and $8,267,826 and $17,200,745, respectively, for the three and six months ended June 30, 2013, respectively, are shown on the consolidated statements of operations.

Grant Park Futures Fund Limited Partnership

Notes to Consolidated Financial Statements

(Unaudited)

Ongoing organization and offering costs of the Partnership are paid for by the General Partner and reimbursed by the Partnership.  The organization and offering costs in the amounts of $266,669 and $570,955, respectively, for the three and six months ended June 30, 2014 and $426,157 and $884,713, respectively, for the three and six months ended June 30, 2013, respectively, are shown on the consolidated statements of operations.

Operating expenses of the Partnership are paid for by the General Partner and reimbursed by the Partnership. To the extent operating expenses are less than 0.25 percent of the Partnership’s average month-end net assets during the year, the difference may be reimbursed pro rata to record-holders as of December 31 of each year.  The operating expenses in the amounts of $229,582 and $491,631, respectively, for the three and six months ended June 30, 2014 and $367,811 and $764,128, respectively, for the three and six months ended June 30, 2013, respectively, are shown on the consolidated statements of operations.

Note 6. Subscriptions, Redemptions and Allocation of Net Income or Loss

Subscriptions received in advance, if any, represent cash received prior to June 30, 2014 and December 31, 2013 for contributions of the subsequent month and do not participate in earnings of the Partnership until the following July and January, respectively.

Class A, Class B, Legacy 1 Class, Legacy 2 Class, Global 1 Class, Global 2 Class and Global 3 Class Limited Partners have the right to redeem units as of any month-end upon ten (10) days’ prior written notice to the Partnership. The General Partner, however, may permit earlier redemptions in its discretion. Legacy 1 Class, Legacy 2 Class, Global 1 Class, Global 2 Class and Global 3 Class Limited Partners are prohibited from redeeming such units for the three months following the subscription for units. Global 3 Class Limited Partners, who redeem their units after the three-month lock-up, but prior to the one-year anniversary of their subscriptions for the redeemed units, will pay the applicable early redemption fee. There are no redemption fees applicable to Legacy 1 Class, Legacy 2 Class, Global 1 Class and Global 2 Class Limited Partners or to Global 3 Class Limited Partners who redeem their units on or after the one-year anniversary of their subscription. Redemptions will be made as of the last day of the month for an amount equal to the net asset value per unit, as defined, represented by the units to be redeemed. The right to obtain redemption is also contingent upon the Partnership’s having property sufficient to discharge its liabilities on the redemption date and may be delayed if the General Partner determines that earlier liquidation of commodity interest positions to meet redemption payments would be detrimental to the Partnership or nonredeeming Limited Partners.

In addition, the General Partner may at any time cause the redemption of all or a portion of any Limited Partner’s units upon fifteen (15) days’ written notice. The General Partner may also immediately redeem any Limited Partner’s units without notice if the General Partner believes that (i) the redemption is necessary to avoid having the assets of the Partnership deemed Plan Assets under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) the Limited Partner made a misrepresentation in connection with its subscription for the units, or (iii) the redemption is necessary to avoid a violation of law by the Partnership or any Partner.

In accordance with the Third Amended and Restated Limited Partnership Agreement, net income or loss of the Partnership is allocated to partners according to their respective interests in the Partnership as of the beginning of the month.

Note 7. Financial Highlights

The following financial highlights reflect activity related to the Partnership. Total return is based on the change in value during the period of a theoretical investment made by a limited partner at the beginning of each calendar month during the period and is not annualized. Individual limited partners’ ratios may vary from these ratios based on various factors, including but not limited to the timing of capital transactions.

Grant Park Futures Fund Limited Partnership

Notes to Consolidated Financial Statements

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Total return — Class A Units	1.62%	(4.91)%	(4.87)%	(5.13)%
Total return — Class B Units	1.48%	(5.07)%	(5.15)%	(5.43)%
Total return — Legacy 1 Class Units	2.13%	(4.36)%	(3.84)%	(4.05)%
Total return — Legacy 2 Class Units	2.07%	(4.42)%	(3.95)%	(4.16)%
Total return — Global 1 Class Units	2.29%	(4.21)%	(3.67)%	(3.75)%
Total return — Global 2 Class Units	2.22%	(4.26)%	(3.78)%	(3.86)%
Total return — Global 3 Class Units	1.80%	(4.69)%	(4.60)%	(4.70)%
Ratios as a percentage of average net assets:
Expenses prior to incentive fees (1)	5.91%	6.26%	5.79%	6.28%
Incentive fees (2)	0.24%	0.00%	0.22%	0.06%
Total expenses	6.15%	6.26%	6.01%	6.34%
Net investment loss (1) (3)	(5.61)%	(6.06)%	(5.49)%	(6.07)%

(1) Annualized.

(2) Not annualized.

(3) Excludes incentive fee.

The expense ratios above are computed based upon the weighted average net assets of the Partnership for the three and six months ended June 30, 2014 and 2013 (annualized).

The following per unit performance calculations reflect activity related to the Partnership for the three and six months ended June 30, 2014 and 2013.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Class A Units	2014	2013	2014	2013

Per Unit Performance (for unit outstanding throughout the entire period):
Net asset value per unit at beginning of period	$1,094.95	$1,213.59	$1,169.66	$1,216.37
Income (loss) from operations:
Net realized and change in unrealized gain (loss) from trading*	36.10	(40.68)	(22.90)	(23.72)
Expenses net of interest income*	(18.34)	(18.92)	(34.05)	(38.66)
Total income (loss) from operations	17.76	(59.60)	(56.95)	(62.38)
Net asset value per unit at end of period	$1,112.71	$1,153.99	$1,112.71	$1,153.99

Grant Park Futures Fund Limited Partnership

Notes to Consolidated Financial Statements

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Class B Units	2014	2013	2014	2013

Per Unit Performance (for unit outstanding throughout the entire period):
Net asset value per unit at beginning of period	$915.37	$1,021.07	$979.42	$1,024.97
Income (loss) from operations:
Net realized and change in unrealized gain (loss) from trading*	30.15	(34.35)	(19.22)	(20.13)
Expenses net of interest income*	(16.56)	(17.40)	(31.24)	(35.52)
Total income (loss) from operations	13.59	(51.75)	(50.46)	(55.65)
Net asset value per unit at end of period	$928.96	$969.32	$928.96	$969.32

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Legacy 1 Class Units	2014	2013	2014	2013

Per Unit Performance (for unit outstanding throughout the entire period):
Net asset value per unit at beginning of period	$810.46	$878.96	$860.76	$876.10
Income (loss) from operations:
Net realized and change in unrealized gain (loss) from trading*	26.73	(29.88)	(16.88)	(17.78)
Expenses net of interest income*	(9.50)	(8.45)	(16.19)	(17.69)
Total income (loss) from operations	17.23	(38.33)	(33.07)	(35.47)
Net asset value per unit at end of period	$827.69	$840.63	$827.69	$840.63

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Legacy 2 Class Units	2014	2013	2014	2013

Per Unit Performance (for unit outstanding throughout the entire period):
Net asset value per unit at beginning of period	$797.72	$866.97	$847.76	$864.60
Income (loss) from operations:
Net realized and change in unrealized gain (loss) from trading*	27.50	(29.25)	(15.67)	(17.18)
Expenses net of interest income*	(10.96)	(9.07)	(17.83)	(18.77)
Total income (loss) from operations	16.54	(38.32)	(33.50)	(35.95)
Net asset value per unit at end of period	$814.26	$828.65	$814.26	$828.65

Grant Park Futures Fund Limited Partnership

Notes to Consolidated Financial Statements

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Global 1 Class Units	2014	2013	2014	2013

Per Unit Performance (for unit outstanding throughout the entire period):
Net asset value per unit at beginning of period	$786.64	$849.59	$835.24	$845.52
Income (loss) from operations:
Net realized and change in unrealized gain (loss) from trading*	25.99	(28.73)	(17.32)	(16.96)
Expenses net of interest income*	(8.01)	(7.01)	(13.30)	(14.71)
Total income (loss) from operations	17.98	(35.74)	(30.62)	(31.67)
Net asset value per unit at end of period	$804.62	$813.85	$804.62	$813.85

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Global 2 Class Units	2014	2013	2014	2013

Per Unit Performance (for unit outstanding throughout the entire period):
Net asset value per unit at beginning of period	$775.05	$838.99	$823.45	$835.49
Income (loss) from operations:
Net realized and change in unrealized gain (loss) from trading*	25.73	(28.26)	(16.97)	(16.55)
Expenses net of interest income*	(8.49)	(7.52)	(14.19)	(15.73)
Total income (loss) from operations	17.24	(35.78)	(31.16)	(32.28)
Net asset value per unit at end of period	$792.29	$803.21	$792.29	$803.21

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Global 3 Class Units	2014	2013	2014	2013

Per Unit Performance (for unit outstanding throughout the entire period):
Net asset value per unit at beginning of period	$708.47	$779.82	$756.03	$779.90
Income (loss) from operations:
Net realized and change in unrealized gain (loss) from trading*	23.51	(26.15)	(15.48)	(15.23)
Expenses net of interest income*	(10.75)	(10.40)	(19.32)	(21.40)
Total income (loss) from operations	12.76	(36.55)	(34.80)	(36.63)
Net asset value per unit at end of period	$721.23	$743.27	$721.23	$743.27

* Expenses net of interest income per unit are calculated by dividing the expenses net of interest income by the average number of units outstanding during the period. The net realized and change in unrealized gain from trading is a balancing amount necessary to reconcile the change in net asset value per unit with the other per unit information.

Grant Park Futures Fund Limited Partnership

Notes to Consolidated Financial Statements

(Unaudited)

Note 8. Trading Activities and Related Risks

The Partnership, through its Advisors, engages in the speculative trading of a variety of instruments, including U.S. and foreign futures contracts, options on U.S. and foreign futures contracts and forward contracts (collectively, derivatives; see Note 10). These derivatives include both financial and nonfinancial contracts held as part of a diversified trading strategy. Additionally, the Partnership’s speculative trading includes equities and exchange-traded funds. The Partnership is exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk, the risk of failure by another party to perform according to the terms of a contract.

The purchase and sale of futures and options on futures contracts require margin deposits with FCMs. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act requires an FCM to segregate all customer transactions and assets from the FCM’s proprietary activities. A customer’s cash and other property (for example, U.S. Treasury bills) deposited with an FCM are considered commingled with all other customer funds subject to the FCM’s segregation requirements. In the event of an FCM’s insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than the total of cash and other property deposited. The Partnership utilizes Jefferies Bache, LLC, UBS Securities LLC and Newedge USA LLC as its clearing brokers.

The amount of required margin and good faith deposits with the FCMs and interbank market makers usually ranges from 5% to 35% of the Partnership’s net asset value. The cash deposited with the FCMs and interbank market makers at June 30, 2014 and December 31, 2013 was $62,267,567 and $54,216,191, respectively, which was 19.1% and 12.1% of the net asset value, respectively.

For derivatives, risks arise from changes in the fair value of the contracts. Theoretically, the Partnership is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short. As both a buyer and seller of options, the Partnership pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Partnership to potentially unlimited liability; for purchased options the risk of loss is limited to the premiums paid.

In addition to market risk, in entering into commodity interest contracts there is a credit risk that a counterparty will not be able to meet its obligations to the Partnership. The counterparty for futures and options on futures contracts traded in the United States and on most non-U.S. futures exchanges is the clearinghouse associated with such exchange. In general, clearinghouses are backed by the corporate members of the clearinghouse who are required to share any financial burden resulting from the nonperformance by one of their members and, as such, should significantly reduce this credit risk. In cases in which the clearinghouse is not backed by the clearing members, like some non-U.S. exchanges, it is normally backed by a consortium of banks or other financial institutions.

In the case of forward contracts, over-the-counter options contracts or swap contracts, which are traded on the interbank or other institutional markets rather than on exchanges, the counterparty is generally a single bank or other financial institution, rather than a clearinghouse backed by a group of financial institutions; thus, there likely will be greater counterparty credit risk. The Partnership trades only with those counterparties that it believes to be creditworthy. All positions of the Partnership are valued each day on a mark-to-market basis. There can be no assurance that any clearing member, clearinghouse or other counterparty will be able to meet its obligations to the Partnership.

Securities sold short represent obligations of the Partnership to deliver specific securities and thereby create a liability to purchase these instruments in the open market at prevailing prices. These transactions may result in market risk not reflected in the consolidated statement of financial condition as the Partnership’s ultimate obligation to satisfy its obligation for trading liabilities may exceed the amount reflected in the consolidated statement of financial condition.

The Partnership maintains deposits with high quality financial institutions in amounts that are in excess of federally insured limits; however, the Partnership does not believe it is exposed to any significant credit risk.

The General Partner has established procedures to actively monitor and minimize market and credit risks. The Limited Partners bear the risk of loss only to the extent of the fair value of their respective investments and, in certain specific circumstances, distributions and redemptions received.

Grant Park Futures Fund Limited Partnership

Notes to Consolidated Financial Statements

(Unaudited)

Note 9. Indemnifications

In the normal course of business, the Partnership enters into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications. The Partnership’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Partnership that have not yet occurred.  The Partnership expects the risk of any future obligation under these indemnifications to be remote.

Note 10. Derivative Instruments

The Partnership follows the provisions of FASB ASC 815, Derivatives and Hedging. FASB ASC 815 is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. FASB ASC 815 applies to all derivative instruments within the scope of FASB ASC 815-10-05. It also applies to non-derivative hedging instruments and all hedged items designated and qualifying as hedges under FASB ASC 815-10-05. FASB ASC 815 amends the current qualitative and quantitative disclosure requirements for derivative instruments and hedging activities set forth in FASB ASC 815-10-05 and generally increases the level of disaggregation that will be required in an entity’s financial statements. FASB ASC 815 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements (see Trading Activities and Related Risks, Note 8).

The Partnership’s business is speculative trading. The Partnership intends to close out all futures, options on futures and forward contracts prior to their expiration. The Partnership trades in futures and other commodity interest contracts and is therefore a party to financial instruments with elements of off-balance sheet market risk and credit risk. In entering into these contracts, the Partnership faces the market risk that these contracts may be significantly influenced by market conditions, such as interest rate volatility, resulting in such contracts being less valuable. The Partnership minimizes market risk through real-time monitoring of open positions, diversification of the portfolio and maintenance of a margin-to-equity ratio that rarely exceeds 25%.

In addition to market risk, in entering into commodity interest contracts there is a credit risk that a counter party will not be able to meet its obligations to the Partnership. In general, clearing organizations are backed by the corporate members of the clearing organization who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases in which the clearing organization is not backed by the clearing members, like some non-U.S. exchanges, it is normally backed by a consortium of banks or other financial institutions.

In the case of forward contracts, over-the-counter options contracts or swap contracts, which are traded on the interbank or other institutional market rather than on exchanges, the counterparty is generally a single bank or other financial institution, rather than a central clearing organization backed by a group of financial institutions. As a result, there will likely be greater counterparty credit risk in these transactions. The Partnership trades only with those counterparties that it believes to be creditworthy. Nonetheless, the clearing member, clearing organization or other counterparty to these transactions may not be able to meet its obligations to the Partnership, in which case the Partnership could suffer significant losses on these contracts.

The Partnership does not designate any derivative instruments as hedging instruments under FASB ASC 815-10-05. The monthly average futures contracts, forward contracts, options on futures contracts and equity options bought and sold was approximately 64,669 and 69,492, respectively, for the three and six months ended June 30, 2014 and 138,095 and 142,357, respectively, for the three and six months ended June 30, 2013. The following tables summarize the quantitative information required by FASB ASC 815:

Grant Park Futures Fund Limited Partnership

Notes to Consolidated Financial Statements

(Unaudited)

Fair Values of Derivative Instruments June 30, 2014 and December 31, 2013

	Asset	Liability
	Derivatives*	Derivatives*
	6/30/2014	6/30/2014	Fair Value

Agricultural contracts	$981,202	$(772,391)	$208,811
Currencies contracts	5,457,980	(3,309,303)	2,148,677
Energy contracts	1,896,538	(1,261,566)	634,972
Interest rates contracts	4,415,120	(358,371)	4,056,749
Meats contracts	2,159,636	(740)	2,158,896
Metals contracts	3,444,546	(3,640,415)	(195,869)
Soft commodities contracts	465,195	(85,303)	379,892
Stock indices contracts	2,449,153	(974,518)	1,474,635

	$21,269,370	$(10,402,607)	$10,866,763

* The fair values of all asset and liability derivatives, including agriculturals, currencies, energy, interest rates, meats, metals, soft commodities and stock indices contracts, are included in unrealized gain (loss) on open contracts within equity in broker trading accounts in the consolidated statement of financial condition.

	Asset	Liability
	Derivatives*	Derivatives*
	12/31/2013	12/31/2013	Fair Value

Agricultural contracts	$2,922,883	$(758,087)	$2,164,796
Currencies contracts	10,225,555	(2,331,573)	7,893,982
Energy contracts	558,750	(551,260)	7,490
Interest rates contracts	2,494,780	(2,318,979)	175,801
Meats contracts	72,048	(60,655)	11,393
Metals contracts	4,130,304	(3,904,727)	225,577
Soft commodities contracts	341,494	(304,418)	37,076
Stock indices contracts	15,101,676	(107,673)	14,994,003

	$35,847,490	$(10,337,372)	$25,510,118

* The fair values of all asset and liability derivatives, including agriculturals, currencies, energy, interest rates, meats, metals, soft commodities and stock indices contracts, are included in unrealized gain (loss) on open contracts within equity in broker trading accounts in the consolidated statement of financial condition.

Grant Park Futures Fund Limited Partnership

Notes to Consolidated Financial Statements

(Unaudited)

The Effect of Derivative Instruments on the Consolidated Statement of Operations for the Three and Six Months Ended June 30, 2014 and 2013

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
Type of Contract	June 30, 2014*	June 30, 2013*	June 30, 2014*	June 30, 2013*

Agriculturals contracts	$(1,259,912)	$1,298,274	$2,109,063	$(1,477,013)
Currencies contracts	(3,122,589)	(10,146,933)	(9,595,095)	(4,853,407)
Energy contracts	166,584	(13,322,470)	(2,523,950)	(16,662,161)
Interest rates contracts	11,604,755	(9,170,129)	13,836,012	(15,046,385)
Meats contracts	2,035,528	1,203,369	5,246,699	1,232,878
Metals contracts	(2,157,190)	13,357,594	(10,254,973)	12,038,152
Soft commodities contracts	(878,601)	(1,086,681)	(159,832)	1,253,762
Stock indices	6,697,894	353,796	(6,538,683)	16,981,353

	$13,086,469	$(17,513,180)	$(7,880,759)	$(6,532,821)

* The gains or losses on derivatives, including agriculturals, currencies, energy, interest rates, meats, metals, soft commodities and stock indices contracts are included in the realized and change in unrealized gains (loss) from futures and forward trading in the consolidated statement of operations.

Line Item in Consolidated Statement of	Three Months Ended		Six Months Ended
Operations	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Net gain (loss) from futures and forward trading Realized	$9,168,598	$(15,812,188)	$6,683,229	$(7,305,220)
Change in unrealized	3,917,871	(1,700,992)	(14,563,988)	772,399
Total realized and changed in unrealized net gain (loss) from futures and forward trading	$13,086,469	$(17,513,180)	$(7,880,759)	$(6,532,821)

The gross amounts of recognized derivative assets and gross amounts offset in the accompanying Consolidated Statements of Financial Condition were as follows:

Offsetting of Derivative Assets

As of June 30, 2014

			Net Amount of
		Gross Amounts	Unrealized Gain
		Offset in the	Presented in
	Gross Amount of	Consolidated	the Consolidated
	Recognized	Statement of	Statement of
Type of Instrument	Assets	Financial Condition	Financial Condition

U.S. and foreign futures contracts	$18,805,578	$(8,401,746)	$10,403,832
Forward contracts	2,463,792	(2,000,861)	462,931
Total derivatives	$21,269,370	$(10,402,607)	$10,866,763

Grant Park Futures Fund Limited Partnership

Notes to Consolidated Financial Statements

(Unaudited)

Derivatives Assets and Collateral Received by Counterparty

As of June 30, 2014

	Net Amount of
	Unrealized Gain
	Presented in	Gross Amounts Not Offset in the
	the Consolidated	Statement of Financial Condition
	Statement of	Financial	Cash Collateral
Counterparty	Financial Condition	Instruments	Received	Net Amount

Bank of America N.A.	$(69,107)	$—	$—	$(69,107)
Deutsche Bank AG	10,198	—	—	10,198
Jefferies Bache, LLC	5,182,866	—	—	5,182,866
Newedge USA, LLC	1,117,401	—	—	1,117,401
UBS Securities LLC	4,625,405	—	—	4,625,405
Total	$10,866,763	$—	$—	$10,866,763

Offsetting of Derivative Assets

As of December 31, 2013

			Net Amount of
		Gross Amounts	Unrealized Gain
		Offset in the	Presented in
	Gross Amount of	Consolidated	the Consolidated
	Recognized	Statement of	Statement of
Type of Instrument	Assets	Financial Condition	Financial Condition

U.S. and foreign futures contracts	$33,234,813	$(8,568,395)	$24,666,418
Forward contracts	2,497,049	(1,761,431)	735,618
Options on futures and forward contracts	115,628	(7,546)	108,082
Total derivatives	$35,847,490	$(10,337,372)	$25,510,118

Derivatives Assets and Collateral Received by Counterparty

As of December 31, 2013

	Net Amount of
	Unrealized Gain
	Presented in	Gross Amounts Not Offset in the
	the Consolidated	Statement of Financial Condition
	Statement of	Financial	Cash Collateral
Counterparty	Financial Condition	Instruments	Received	Net Amount

Bank of America N.A.	$650,256	$—	$—	$650,256
Deutsche Bank AG	50,666	—	—	50,666
Jefferies Bache, LLC	13,602,999	—	—	13,602,999
Newedge USA, LLC	932,133	—	—	932,133
R.J. O’Brien & Associates, LLC	2,564,953	—	—	2,564,953
UBS Securities LLC	7,709,111	—	—	7,709,111
Total	$25,510,118	$—	$—	$25,510,118

Grant Park Futures Fund Limited Partnership

Notes to Consolidated Financial Statements

(Unaudited)

Note 11. Subsequent Events

The Partnership has evaluated subsequent events for potential recognition and/or disclosure. Subsequent to June 30, 2014, there were contributions and redemptions totaling approximately $298,500 and $0, respectively.

Effective August 1, 2014, the Partnership will no longer trade through Alder Capital Ltd, Eckhardt Trading Company and Eagle Trading Systems Inc. and begin trading through Revolution Capital Management LLC.

Additionally, beginning August 1, 2014, the Partnership utilizes E D & F Man Capital Markets Inc. as one of its clearing brokers.

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

Introduction

Grant Park is a multi-advisor commodity pool organized to pool assets of its investors for the purpose of trading in the U.S. and international spot and derivatives markets for currencies, interest rates, stock indices, agricultural and energy products, precious and base metals and other commodities and underliers. The Partnership also engages in equity securities, listed options, broad-based exchange traded funds, hedge, arbitrage and cash trading of commodities and futures. Grant Park has been in continuous operation since it commenced trading on January 1, 1989. Grant Park’s general partner, commodity pool operator and sponsor is Dearborn Capital Management, L.L.C., an Illinois limited liability company. The manager of Dearborn Capital Management, L.L.C. is David M. Kavanagh, its President.

Organization of Grant Park

Grant Park invests through different commodity trading advisors retained by the general partner. However, instead of each trading advisor maintaining a separate account in the name of Grant Park, the assets of Grant Park are invested in various Trading Companies, each of which is organized as a limited liability company. Each Trading Company allocates those assets to one of the commodity trading advisors retained by the general partner. The following is a list of the Trading Companies, for which Grant Park is the sole member and all of which were organized as Delaware limited liability companies:

GP 1, LLC (“GP 1”)	GP 6, LLC (“GP 6”)	GP 10, LLC (“GP 10”)	GP 15, LLC (“GP 15”)
GP 3, LLC (“GP 3”)	GP 7, LLC (“GP 7”)	GP 11, LLC (“GP 11”)	GP 16, LLC (“GP 16”)
GP 4, LLC (“GP 4”)	GP 8, LLC (“GP 8”)	GP 12, LLC (“GP 12”)	GP 17, LLC (“GP 17”)
GP 5, LLC (“GP 5”)	GP 9, LLC (“GP 9”)	GP 14, LLC (“GP 14”)	GP 18, LLC (“GP 18”)

There were no assets allocated to GP 5, GP 7, GP 10, GP 11, GP 12 and GP 16 as of June 30, 2014.

Grant Park invests through the Trading Companies with independent professional commodity trading advisors retained by the general partner. Alder Capital Limited, Amplitude Capital International Limited, EMC Capital Advisors LLC, Eckhardt Trading Co., Eagle Trading Systems Inc., Lynx Asset Management AB, Quantica Capital AG, Rabar Market Research, Inc., Transtrend B.V. and Winton Capital Management Limited serve as Grant Park’s commodity trading advisors. Each of the trading advisors is registered as a commodity trading advisor under the Commodity Exchange Act and is a member of the NFA. As of June 30, 2014, the general partner allocated between 5% to 25% of Grant Park’s net assets through the respective Trading Companies among its trading advisors Alder, Amplitude, EMC, ETC, Eagle, Lynx, Quantica, Rabar, Transtrend and Winton. No more than 25% of Grant Park’s assets are allocated to any one Trading Company and, in turn, any one trading advisor. The general partner may terminate or replace the trading advisors or retain additional trading advisors in its sole discretion.

The table below illustrates the trading advisors for each class of Grant Park’s outstanding limited partnership units as of June 30, 2014:

	Alder	Amplitude	EMC	ETC	Eagle	Lynx	Quantica	Rabar	Transtrend	Winton
Class A	X	X	X	X	X	X	X	X	X	X
Class B	X	X	X	X	X	X	X	X	X	X
Legacy 1	X	X	X	X	X	X	X	X	X	X
Legacy 2	X	X	X	X	X	X	X	X	X	X
Global 1	X	X	X	X	X	X	X	X	X	X
Global 2	X	X	X	X	X	X	X	X	X	X
Global 3	X	X	X	X	X	X	X	X	X	X

The trading advisors for the Legacy 1 Class and Legacy 2 Class units pursue a technical trend trading philosophy, which is the same trading philosophy the trading advisors have historically used for the Class A and Class B units. The trading advisors for the Global 1 Class, Global 2 Class and Global 3 Class units pursue technical trend trading philosophies.

The general partner may, in its sole discretion, reallocate assets among the trading advisors upon termination of a trading advisor or retention of any new trading advisors, or at the commencement of any month.

Critical Accounting Policies

Grant Park’s most significant accounting policy is the valuation of its assets invested in U.S. and international futures and forward contracts, options contracts, other interests in commodities, and fixed income products. The majority of these investments are exchange-traded contracts, valued based upon exchange settlement prices. The remainder of its investments are non-exchange-traded contracts with valuation of those investments based on quoted forward spot prices and fixed income products, including securities of U.S. Government-sponsored enterprises, corporate bonds and commercial paper, which are stated at cost plus accrued interest, which approximates fair value based on quoted market prices in an active market. With the valuation of the investments easily obtained, there is little or no judgment or uncertainty involved in the valuation of investments, and accordingly, it is unlikely that materially different amounts would be reported under different conditions using different but reasonably plausible assumptions.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Grant Park’s significant accounting policies are described in detail in Note 1 of the consolidated financial statements.

Grant Park is the sole member of each of the Trading Companies. The Trading Companies, in turn, are the only members of GP Cash Management, LLC. Grant Park presents consolidated financial statements which include the accounts of the Trading Companies and GP Cash Management, LLC. All material inter-company accounts and transactions are eliminated in consolidation.

Valuation of Financial Instruments

Grant Park follows the provisions of FASB ASC 820, Fair Value Measurements and Disclosures. FASB ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurement and also emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Grant Park records all investments at fair value in the financial statements. Changes in fair value from the prior period are recorded as unrealized gain or losses and are reported in the consolidated statement of operations. Fair value of exchange-traded futures contracts and options on futures contracts are based upon exchange settlement prices. Grant Park values forward contracts and options on forward contracts based on the average bid and ask price of quoted forward spot prices obtained. U.S. Government securities, securities of U.S. Government-sponsored enterprises, corporate bonds and commercial paper are stated at cost plus accrued interest, which approximates fair value based on quoted market prices in an active market. Grant Park compares market prices quoted by dealers to the cost plus accrued interest to ensure a reasonable approximation of fair value. Grant Park values bank deposits at face value plus accrued interest, which approximates fair value.

Results of Operations

Grant Park’s returns, which are Grant Park’s trading gains plus interest income less brokerage fees, performance fees, operating costs and offering costs borne by Grant Park, for the three and six months ended June 30, 2014 and 2013, are set forth in the table below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Total return — Class A Units	1.62%	(4.91)%	(4.87)%	(5.13)%
Total return — Class B Units	1.48%	(5.07)%	(5.15)%	(5.43)%
Total return — Legacy 1 Class Units	2.13%	(4.36)%	(3.84)%	(4.05)%
Total return — Legacy 2 Class Units	2.07%	(4.42)%	(3.95)%	(4.16)%
Total return — Global 1 Class Units	2.29%	(4.21)%	(3.67)%	(3.75)%
Total return — Global 2 Class Units	2.22%	(4.26)%	(3.78)%	(3.86)%
Total return — Global 3 Class Units	1.80%	(4.69)%	(4.60)%	(4.70)%

Grant Park’s total net asset value at June 30, 2014 was approximately $326.1 million, at December 31, 2013 was approximately $447.4 million and at June 30, 2013 was approximately $543.8 million. Results from past periods are not indicative of results that may be expected for any future period.

The table below sets forth Grant Park’s trading gains or losses by sector for the three and six months ended June 30, 2014 and 2013.

	% Gain (Loss)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Agriculturals	(0.4)%	0.2%	0.6%	(0.3)%
Currencies	(1.0)	(1.9)	(2.9)	(0.9)
Energy	0.1	(2.4)	(0.8)	(3.0)
Interest rates	3.6	(1.7)	4.2	(2.7)
Meats	0.6	0.2	1.6	0.2
Metals	(0.7)	2.5	(3.1)	2.2
Soft commodities	(0.3)	(0.2)	—	0.2
Stock indices	2.1	0.1	(2.0)	3.1
	4.0%	(3.2)%	(2.4)%	(1.2)%

Three months ended June 30, 2014 compared to three months ended June 30, 2013

For the three months ended June 30, 2014, Grant Park had a positive return of approximately 1.6% for the Class A units, a positive return of approximately 1.5% for the Class B units, a positive return of approximately 2.1% for the Legacy 1 Class units, a positive return of approximately 2.1% for the Legacy 2 Class units, a positive return of approximately 2.3% for the Global 1 Class units, a positive return of approximately 2.2% for the Global 2 Class units and a positive return of approximately 1.8% for the Global 3 Class units. On a combined basis prior to expenses, Grant Park had trading gains of approximately 4.0%, which were increased by gains of approximately 0.1% from interest income. These trading gains were decreased by approximately 2.4% in combined brokerage fees, performance fees and operating and offering costs borne by Grant Park. For the same period in 2013, Grant Park had a negative return of approximately 4.9% for the Class A units, a negative return of approximately 5.1% for the Class B units, a negative return of approximately 4.4% for the Legacy 1 Class units, a negative return of approximately 4.4% for the Legacy 2 Class units, a negative return of approximately 4.2% for the Global 1 Class units, a negative return of approximately 4.3% for the Global 2 Class units and a negative return of approximately 4.7% for the Global 3 Class units. On a combined basis prior to expenses, Grant Park had trading losses of approximately 3.2%, which were partially offset by gains of approximately 0.1% from interest income. These trading losses were increased by approximately 1.7% in combined brokerage fees, performance fees and operating and offering costs borne by Grant Park.

Six months ended June 30, 2014 compared to six months ended June 30, 2013

For the six months ended June 30, 2014, Grant Park had a negative return of approximately 4.9% for the Class A units, a negative return of approximately 5.2% for the Class B units, a negative return of approximately 3.8% for the Legacy 1 Class units, a negative return of approximately 4.0% for the Legacy 2 Class units, a negative return of approximately 3.7% for the Global 1 Class units, a negative return of approximately 3.8% for the Global 2 Class units and a negative return of approximately 4.6% for the Global 3 Class units. On a combined basis prior to expenses, Grant Park had trading losses of approximately 2.4%, which were decreased by gains of approximately 0.2% from interest income. These trading losses were increased by approximately 2.6% in combined brokerage fees, performance fees and operating and offering costs borne by Grant Park. For the same period in 2013, Grant Park had a negative return of approximately 5.1% for the Class A units, a negative return of approximately 5.4% for the Class B units, a negative return of approximately 4.1% for the Legacy 1 Class units, a negative return of approximately 4.2% for the Legacy 2 Class units, a negative return of approximately 3.8% for the Global 1 Class units, a negative return of approximately 3.9% for the Global 2 Class units and a negative return of approximately 4.7% for the Global 3 Class units. On a combined basis prior to expenses, Grant Park had trading losses of approximately 1.2%, which were partially offset by gains of approximately 0.1% from interest income. These trading losses were increased by approximately 3.9% in combined brokerage fees, performance fees and operating and offering costs borne by Grant Park.

Three and six months ended June 30, 2014

Grant Park achieved an approximate 1.7% gain for the quarter by creating three consecutive months of positive performance.  Grant Park was able to capitalize on strong tends in the financial markets and to avoid the negative effects of inconsistent price movements across various commodity markets.  In particular, the portfolio benefited as global equity markets responded well to an overall bullish outlook for the global economy.  Additionally, short-term periods of investor concern drove Grant Park’s positive performance in the fixed-income markets.  Signs of a downturn in the Eurozone, global monetary easing, and armed conflicts in

Ukraine and Iraq, respectively, fostered safe-haven demand and drove fixed income prices steadily higher and alongside Grant Park’s long exposure.

In April, long exposure to the U.S. grains markets capitalized on supply-driven uptrends.  The effects of the prolonged cold weather in the U.S. and the crisis in Ukraine combined to drive prices steadily higher in the corn, wheat, and soybean complexes; this was in line with Grant Park’s positions.  Grant Park exposure in the fixed-income markets further added to monthly gains.  Following an unsettled first quarter, U.S. Treasury and German Bund markets displayed sustained uptrends through April and benefitted Grant Park’s long exposure.  Strength in the fixed-income sector was attributed to increased safe-haven demand which was partially driven by the conflict in Ukraine.

The sector-wide rally in fixed income persisted and strengthened throughout May as the European Central Bank announced plans to continue its quantitative easing initiatives in reaction to weak economic data from the Eurozone.  Grant Park’s exposure to the sector expanded by nearly 25% and added 2.5% to monthly performance.  Long exposure to equities gained in value as ongoing economic stimulus in Europe and the U.S. strengthened overall investor risk appetite and drove global equities higher.  The currencies markets did not perform positively during May.  Long euro exposure lost value as bullish economic indicators in the U.S., which included strong sales and housing data, caused investors to shift their focus away from Europe and towards the U.S.  Performance in the commodities sectors also slightly offset the month’s positive performance.  Prices in the grains markets fell after the government reported improvement in growing conditions in U.S. farming regions.  This price reversal moved against Grant Park’s long positions and created minor losses.  Grant Park’s long positions in natural gas also resulted in setbacks as strong supply data pushed markets sharply lowered.

Grant Park experienced a 0.56% profit in June and ended the quarter on a strong note.  Long equity positions gained value on bullish employment data and dovish statements by the U.S. Federal Reserve drove U.S. equity markets to all-time highs on several occasions.  Grant Park also profited in its long exposure in the energies markets.  Prices spiked sharply higher on concerns the violence in Iraq would hinder production in the region.  The factors which drove positive performance in the equity and energy market gains also caused losses for Grant Park’s long precious metals positions.  Short gold exposure lost value as gold rallied over 5% as demand increased for U.S. dollar-hedging assets triggered by Middle East violence.  Grant Park’s gold exposure was reduced in response to adverse conditions and Grant Park reestablished long positions near month-end to help partially offset losses.

Key trading developments for Grant Park during the first six months of 2014 included the following:

January. Grant Park recorded losses during the month. Class A units were down 4.77%, Class B units were down 4.83%, Legacy 1 Class units were down 4.59%, Legacy 2 Class units were down 4.61%, Global 1 Class units were down 4.59%, Global 2 Class units were down 4.61% and Global 3 Class units were down 4.75%.  Emerging market currencies were highly volatile throughout the month as the potential impact of reduced bond-buying by the U.S. Federal Reserve created significant investor concerns.  Ultimately, investors sought to purchase currencies issued by stable national governments.  That action caused the Japanese yen to reverse a long-term trend and to rise in value against its counterparts.  The Canadian dollar fell by more than 4% against the U.S. dollar, driven, in part, by speculation the country’s central bank may favor future cuts in interest rates.  Natural gas prices surged over 16% higher as a result of extremely cold temperatures across much of the U.S. and by smaller-than-expected inventories.  Heating oil prices rose more than 6% because of supply shortages in the Northeastern U.S.  Global equities markets sold off in reaction to a number of events throughout the month.  The concern about the Federal Reserve’s tapering of its bond-buying program and worse-than-expected corporate earnings reports in the U.S., combined with weaker-than-expected data concerning Chinese manufacturing data, caused investors to shift their tendencies from “risk-on” to “risk-off”.  U.S. Treasury and German Bund prices registered considerable gains as investors moved towards safe-haven assets in response to the selloff in the equity markets. Wheat prices declined significantly after the USDA reported wheat production is on track to produce a world record for crop yield.  Coffee prices increased over 13%, driven by concerns unseasonably dry conditions in Brazil could potentially damage the existing crop.  Gold prices were driven higher as demand for safe-haven assets increased in reaction to poor economic data out of China, the U.S., and Europe.  Copper prices decreased as demand fell after China reported data showing manufacturing activity had slowed towards the end of 2013.

February. Grant Park recorded gains during the month.  Class A units were up 1.19%, Class B units were up 1.14%, Legacy 1 Class units were up 1.39%, Legacy 2 Class units were up 1.37%, Global 1 Class units were up 1.40%, Global 2 Class units were up 1.37% and Global 3 Class units were up 1.23%.  British pound strengthened against its counterparts following a reported increase in business investment in the U.K., which boded well for the overall economy and could position the Bank of England to increase interest rates.  In Asia, the Japanese yen broke recent downtrends and moved higher.  The New Zealand dollar appreciated by more than 4%, driven by positive economic data which investors believed would increase the likelihood the Reserve Bank of New Zealand will raise interest rates. Natural gas markets experienced several price reversals due to conflicting weather forecasts throughout the month.  Prices rose nearly 24% by mid-month and then sharply declined to finish 7% lower for the entire month.  Crude oil prices rose by more than 5% in reaction to lower- than-expected inventory levels. Global equities markets rallied on positive U.S. manufacturing data, upbeat earnings reports in Australia and statements by Chairwoman Yellen concerning the Federal Reserve’s perspective on the

U.S. economy.  U.S. Treasury and German Bund prices gained as investors moved towards safe-haven assets due to the escalating conflict between Ukraine and Russia. Coffee prices surged over 43% as a severe drought in Brazil significantly reduced the size of overall supplies.  Soybean prices rallied by 10% based on a large grains sale by the U.S. to China and due to concerns about the impact extremely cold temperatures across the U.S. could have on future supplies.  Precious metal markets rose in response to geopolitical turmoil and uncertainty regarding China’s monetary policy.  Aluminum prices advanced over 2% due to weather-related transportation delays.

March. Grant Park recorded losses during the month. Class A units were down 2.85%, Class B units were down 2.91%, Legacy 1 Class units were down 2.66%, Legacy 2 Class units were down 2.68%, Global 1 Class units were down 2.64%, Global 2 Class units were down 2.66% and Global 3 Class units were down 2.81%. The Australian dollar appreciated against counterparts after the country’s central bank announced it would keep interest rates unchanged as the Australian economy continues to strengthen. The Japanese yen depreciated against counterparts because of the Reserve Bank of Australia’s comments coupled with those of Federal Reserve Chair Yellen.  Gasoline blendstock prices increased in excess of 4% after the Energy Information Administration released data which showed gasoline inventories had fallen below their 5-year average. Natural gas prices fell by more than 3% due to lower seasonal demand. The Hang Seng Index decreased by more than 2% after poor Chinese economic data caused investors to exhibit risk-off tendencies. The Eurostoxx 50 Index experienced several intra-month price reversals in reaction to a myriad of economic and geopolitical news developments. The index fell by 5% mid-month, but ended the month down by less than 1% as investors reacted to positive news regarding easing turmoil in Ukraine. Prices for 30-Year U.S. Treasury bonds and German Bunds fell as a result of a mid-month equity market rally and comments from the Federal Reserve, which reduced demand for safe-haven assets. Lean hog prices increased sharply due to an outbreak of a porcine virus which reduced overall supplies. Corn prices were driven more than 6% higher in reaction to a report from the U.S. Department of Agriculture which projected lower-than-expected production. Precious metal markets experienced price declines due a decline in safe-haven demand caused by comments from Federal Reserve Chair Janet Yellen, which alluded to a possible interest rate hike in 2015.  Copper prices fell by more than 6% in reaction to poor Chinese economic data.

April. Grant Park recorded gains during the month. Class A units were up 0.12%, Class B units were up 0.06%, Legacy 1 Class units were up 0.31%, Legacy 2 Class units were up 0.29%, Global 1 Class units were up 0.36%, Global 2 Class units were up 0.34% and Global 3 Class units were up 0.20%. The value of the Japanese yen rose after the Bank of Japan unexpectedly announced it would not augment its quantitative easing initiatives.  The British pound moved higher following economic data which showed the British economy is recovering as expected. Crude oil prices fell more than 1% after Libya announced it would increase its exports, adding to global supplies.  Natural gas prices rose over 10% due to uncertainty about whether gas producers would be able to replenish inventories which had been depleted during the prolonged winter weather. The Nikkei 225 Index fell by more than 4%, pressured by weak economic data and concerns regarding the effectiveness of the Bank of Japan’s monetary policy initiatives.  The Australian ASX 200 Index rose as positive quarterly earnings reports reinforced beliefs the country’s central bank would keep interest rates unchanged throughout 2014.  The U.S. Treasury bond and German Bund markets rallied due to a flight-to-safety by global investors amidst rising tensions between Ukraine and Russia. Corn and wheat prices rose as regional tensions in Ukraine and delayed planting in the U.S. created uncertainty about the size of future inventories.  Coffee prices rose more than 14% as continued dry weather in Brazil jeopardized supply forecasts. Gold prices rose as political turmoil in Ukraine and weak economic data from the U.S. and China created increased demand for safe-haven assets.  Nickel prices surged 15% due to supply concerns stemming from the potential effects of U.S. sanctions on Russia.

May. Grant Park recorded gains during the month. Class A units were up 0.94%, Class B units were up 0.89%, Legacy 1 Class units were up 1.08%, Legacy 2 Class units were up 1.07%, Global 1 Class units were up 1.15%, Global 2 Class units were up 1.13% and Global 3 Class units were up 1.00%. The New Zealand dollar declined in anticipation the Reserve Bank of New Zealand will slow the pace of interest rate hikes following reports of weaker business confidence in the New Zealand economy.  The euro weakened against counterparts in reaction to poor economic data in the Eurozone; this was seen as an indicator of additional monetary easing by the European Central Bank.  Crude oil prices increased over 2% in anticipation of increased demand during the summer driving season.  Natural gas prices fell by 4% after the U.S. Energy Information Administration announced larger-than-expected inventories. Global equity markets rallied in reaction to strong economic data in the U.S. and on speculation of further monetary expansion from the European Central Bank. U.S. Treasury markets rallied after overall demand for safe-haven assets surged.  Concerns surrounding the global economic outlook and the situation in Ukraine drove demand for safe-haven assets.  German Bunds rallied in excess of 1.5% after the European Central Bank hinted at further economic stimulus.  Corn and wheat prices fell sharply due to strong supply data and improving weather in planting regions across the U.S.  Cotton prices fell over 8% in reaction to weak Chinese demand and increased inventories in the U.S. Precious metal markets declined and demand for safe-haven assets fell as equity markets remained bullish.  Copper prices rose, driven higher by strong industrial demand forecasts.

June. Grant Park recorded gains during the month. Class A units were up 0.56%, Class B units were up 0.53%, Legacy 1 Class units were up 0.72%, Legacy 2 Class units were up 0.70%, Global 1 Class units were up 0.76%, Global 2 Class units were up 0.74% and Global 3 Class units were up 0.60%. The British pound strengthened against counterparts after the U.K. government reported bullish economic data and in anticipation the Bank of England would soon announce an interest rate hike.  The New Zealand dollar also moved higher, propelled by strong economic data from the region and by increased demand for higher-yielding assets.  The U.S. dollar weakened sharply in anticipation the U.S. Federal Reserve will delay raising interest rates longer than was previously expected.  Crude oil markets rallied nearly 3% because of supply concerns related to the escalating violence in Iraq.  Natural gas markets fell to a 5-week low, pressured by increased supplies in the U.S. and cool temperatures on the East Coast.  Global equity markets were mixed.  U.S. markets posted strong rallies while Eurozone markets finished lower due to disappointing retail sales data and uncertainty surrounding the region’s economic outlook.  In Asia, the Japanese Nikkei 225 Index rose to 5-month highs, fueled by speculation the Bank of Japan will augment monetary expansion to stimulate growth.  U.S. Treasury markets generally finished lower due to weak demand during a recent Treasury auction and on decreased demand for safe-haven assets amidst the U.S. equity market rally.  German Bund prices rallied following weak economic data from the Eurozone.  The U.S. grains markets experienced a sector-wide selloff as favorable weather conditions and reports from the U.S. Department of Agriculture showed larger-than-expected supplies.  In the foods markets, coffee and sugar prices declined sharply following reports of favorable growing conditions in Brazil, a condition likely to increase future supplies.  Gold and silver markets rallied nearly 6% and 12%, respectively, on increased demand for dollar-hedging assets.  Turmoil in the Middle East played a role in driving precious metals higher.  In the base metals markets, copper prices rose due to data which showed Chinese inventories declined.

Three and six months ended June 30, 2013

Natural gas markets fell nearly 11.5% in the second quarter as elevated domestic inventories and reduced demand caused by abnormally cool temperatures in the U.S. put pressure on prices.  Crude oil markets finished lower due to weak forecasts for industrial demand prompted by disappointing Eurozone and Chinese manufacturing data.  Declines in the crude oil markets were nearly offset by quarter-end as civil unrest in the Middle East spurred supply concerns.

Wheat prices fell as U.S. Department of Agriculture reports showed a large increase in year-over-year wheat acreage.  Corn prices also declined as rainfall in the Midwest supported crop forecasts.  Coffee prices moved nearly 13% lower due to strong output from Brazil.

Gold prices plunged almost 23.5% in the second quarter as depressed demand was spurred by equity market rallies and a strong U.S. dollar.  The biggest move in gold came in April when news broke that Cyprus would need to sell gold reserves to help fund its banking system bailout, which caused a 9% decline in gold prices in a single day.  Base metals markets also finished weaker, under pressure from weak industrial demand amidst concerns surrounding the Eurozone and Chinese economies.

The Australian and New Zealand dollars posted large losses for the quarter as declines in the commodities markets put pressure on the currencies.  The downtrend in the Japanese yen continued as the Bank of Japan showed no signs of letting up quantitative easing throughout the quarter.  The U.S. dollar finished mildly stronger, supported by beliefs the Federal Reserve may soon begin to taper bond buying.

Global equity markets predominantly rose as bullish economic indicators in the U.S. bolstered risk appetite.  The Japanese Nikkei 225 registered a 10% increase as a weaker Japanese yen benefitted the nation’s export industries.

Global fixed-income markets finished generally lower as gains in the equity markets reduced safe-haven demand.  Speculation the U.S. Federal reserve will soon begin to taper bond buying also played a large role in driving debt markets down.

Key trading developments for Grant Park during the first six months of 2013 included the following:

January. Grant Park recorded gains during the month. Class A units were up 1.47%, Class B units were up 1.42%, Legacy 1 Class units were up 1.66%, Legacy 2 Class units were up 1.64%, Global 1 Class units were up 1.69%, Global 2 Class units were up 1.67% and Global 3 Class units were up 1.53%.  The Japanese yen continued to depreciate as Prime Minister Abe announced plans to pursue aggressive monetary expansion.  In the process, the yen fell to a 30-month low against the U.S. dollar and a 21-month low against the euro.  Reports indicating increased economic confidence in the Eurozone also helped to push the euro to its highest point against the U.S. dollar since December 2011.  Crude oil markets rallied over 6%, to a new four-month high following an unexpected drop in inventories.  Gasoline Blendstock markets also rose, driven higher by scheduled refinery maintenance in the Gulf of Mexico and constricted supplies in New York Harbor.  The Japanese Nikkei 225 extended a 12-week winning streak and ended the month with a gain of nearly 7%.  A materially weaker yen and optimism for recovering export industries in Japan fostered investor confidence and drove the rally.  The S&P 500 Index passed 1,500 for the first time in five years as it gained over 5% in January.  Upward price action near month-end was driven by the release of better-than-expected earnings reports.  German Bund markets fell on news European banks plan to pay off €137 billion in bailout loans.  Strong demand at an Italian 5 and 10-year bond auction added to downward pressure on Bund markets.  Corn and soybean prices rallied over 6% and 3%, respectively, due to speculative buying in reaction to the possibility of continued drought conditions in Argentina and Brazil.  In the foods markets, sugar prices fell in January because of stronger-than-expected global supply forecasts.  Silver markets gained as investors sought to hedge against inflation and currency debasement as the U.S., China and Japan announced plans of sustained economic stimulus.  Base metals rallied towards the end of the month as investors began to speculate that the U.S. and China were going to release positive economic data in the beginning of February.

February. Grant Park recorded losses during the month. Class A units were down 2.86%, Class B units were down 2.91%, Legacy 1 Class units were down 2.68%, Legacy 2 Class units were down 2.70%, Global 1 Class units were down 2.63%, Global 2 Class units were down 2.65% and Global 3 Class units were down 2.79%.  The Japanese yen continued to depreciate as the Japanese Prime Minister Abe continues a program of sustained monetary stimulus in hopes of aiding Japan’s ailing export industries. Political uncertainty in Italy and the U.S. put downward pressure on the euro, which fell by nearly 4%.  Crude oil markets declined in excess of 5% because of growing inventories, a struggling Italian economy, and on positive rhetoric out of Iran regarding its relations with the West. Natural gas markets rallied more than 4% as sustained cold weather in the U.S. and falling inventories supported increased prices.  Revised 4Q 2012 GDP figures showed the U.S. economy expanded slightly, as opposed to earlier reports of contraction. This increased investor risk appetite and helped the S&P 500 advance by more than 1%. The Nikkei 225 continued to advance, gaining over 3% for the month as a weakening yen supported Japanese export industries.  Italian bond yields soared after national elections did not produce a clear majority in the upper house.  The resulting political gridlock added to the uncertainty regarding the bailout conditions outlined by the European Central Bank last fall.  As a result, investors fled to German bond markets, which drove Bund prices up by 2%.  Falling exports, a positive outlook regarding crop yields, and decreasing demand for ethanol caused corn prices to fall more than 2%. Wheat prices plummeted more than 9% as persistent precipitation in wheat-producing states eased concerns about crop-growing conditions.  Gold prices declined by 5% as optimism regarding the global economic recovery gave hedge fund investors enough confidence to liquidate gold positions in favor of stocks.  Copper prices fell by more than 5% as a result of reduced industrial demand.

March. Grant Park recorded gains during the month. Class A units were up 1.22%, Class B units were up 1.17%, Legacy 1 Class units were up 1.40%, Legacy 2 Class units were up 1.39%, Global 1 Class units were up 1.47%, Global 2 Class units were up 1.45% and Global 3 Class units were up 1.30%.  The Australian dollar strengthened against counterparts as bullish economic indicators reduced the likelihood of further quantitative easing by the Reserve Bank of Australia.  The Japanese yen sustained its downward trend as the Bank of Japan continued to ease monetary policy and depreciate the currency.  Crude oil markets advanced over 5% as signs of a stronger economy in the U.S. and record-high stock markets fueled prices.  Natural gas prices rose more than 15% because of sustained cold weather across the U.S.  Positive news regarding the U.S. economy and improved investor sentiment drove the S&P 500 to record highs.  Bullish U.S. housing data also supported higher share prices.  Conversely, European equity markets fell on concerns the ongoing political and financial instability in Italy and Cyprus would slow the economic recovery in the Eurozone.  German Bund markets rose as investors sought safe-haven assets after European policymakers failed to make progress in Cyprus.  The price of ten-year U.S. Treasury Notes fell modestly, pressured by positive U.S. housing and manufacturing data.  Sugar markets fell to their lowest levels in nearly three years as forecasts for record Brazilian crop yields weighed heavily on prices. Corn, wheat, and soybean markets experienced declines after the U.S. Department of Agriculture raised supply estimates.  Copper prices fell over 3% as speculators believed the European banking crisis would further depress industrial demand in the Eurozone.  Precious metals markets rallied as expectations of further quantitative easing in the U.S. and Europe fueled demand for gold and silver as a means to hedge against inflation.

April. Grant Park recorded gains during the month. Class A units were up 1.01%, Class B units were up 0.96%, Legacy 1 Class units were up 1.19%, Legacy 2 Class units were up 1.17%, Global 1 Class units were up 1.22%, Global 2 Class units were up 1.20% and Global 3 Class units were up 1.06%.  The Australian dollar depreciated against counterparts after poor economic data renewed fears of a global economic slowdown and decreased the demand for higher-yielding assets. The Japanese yen continued to weaken as the Bank of Japan continued to expand its long-term debt purchases.  Crude oil was down nearly 4% as demand forecasts fell in response to weak economic data from the European and Chinese economies.  Despite finishing lower, crude oil ended April on a slight rally spurred by refinery maintenance in Nigeria.  Natural gas prices rose as unseasonably cold weather continued across the U.S.  The Nikkei 225 gained nearly 12% on speculation that the ongoing aggressive quantitative easing by the Bank of Japan will continue to bolster Japan’s export industries.  The S&P 500 ended a whipsaw month slightly positive.  Bullish earnings reports and upbeat housing data were the main drivers behind the late-month rally.  The price for U.S. 30-year Treasury bonds gained more than 3% as disappointing U.S., Chinese, and Eurozone data weighed on investor sentiment in early April.  Corn prices fell as rainfall in key corn-producing states provided optimism for the 2013 crop yield.  Cotton prices declined nearly 3% as strong supplies continued to add to already substantial inventories. Gold prices plummeted nearly 9% in one day due to liquidations which were prompted by news that Cyprus would sell a portion of its gold reserves to help fund its bailout.  By month-end, gold markets retraced slightly, driven by U.S. dollar weakness, but finished the month down 7.7%.

May. Grant Park recorded losses during the month. Class A units were down 2.83%, Class B units were down 2.88%, Legacy 1 Class units were down 2.66%, Legacy 2 Class units were down 2.67%, Global 1 Class units were down 2.61%, Global 2 Class units were down 2.63% and Global 3 Class units were down 2.76%. The value of the Australian dollar fell compared to counterpart currencies in reaction to optimistic U.S. economic data, which put downward pressure on higher-yielding currencies. The Japanese yen continued in response to the Bank of Japan’s aggressive monetary easing policy.  Natural gas prices fell 7% during a volatile month.  The movement was driven by weak demand, which was spurred by moderate temperatures in the U.S. Crude oil prices ended modestly lower, following weak Eurozone economic growth data.  The S&P 500 posted monthly gains in reaction to positive economic indicators in the U.S. which included improved consumer sentiment, employment, and housing data.  In Asia, the Japanese Nikkei 225 and Hong Kong Hang Seng Index declined following the release of weak manufacturing data from China.  U.S. Treasury markets fell as investors liquidated debt positions due to fears the U.S. Federal Reserve may soon begin to taper bond-buying.  German Bund marks fell sharply as stock indices in the U.S. and Europe experienced sharp rallies, which put pressure on safe-haven demand in the region.  Corn prices fell in May as sustained rainfall in key farming areas supported forecasts for strong yields.  Coffee prices tumbled by nearly 6% and reached three and a half year lows as Brazilian output continued to increase.  U.S. dollar strength caused precious metal markets to continue their price downtrends.  Gold and silver dropped by 5.5% and 8%, respectively, throughout the month.  Base metals markets generally registered gains as equity market strength in North America and the Eurozone supported industrial demand forecasts.

June. Grant Park recorded losses during the month. Class A units were down 3.12%, Class B units were down 3.18%, Legacy 1 Class units were down 2.91%, Legacy 2 Class units were down 2.93%, Global 1 Class units were down 2.83%, Global 2 Class units were down 2.85% and Global 3 Class units were down 3.01%.  The U.S. dollar finished June nearly flat, as weakness ahead of the U.S. unemployment report was offset by gains prompted by speculation about a reduction in the U.S. Federal Reserve’s bond-buying program.  The Canadian dollar declined due to weak domestic retail sales data and steep declines in commodities prices.  In Asia, the Japanese yen rallied as investors attempted to take profits from the yen’s recent downtrend.  Crude oil markets rallied nearly 5% as U.S. Energy Information Administration reported a larger-than-expected decrease in U.S. inventories.  Supply concerns, which stemmed from political and civil unrest in the Middle East, added to gains.  Natural gas markets experienced a sharp decline as elevated inventories and mild temperatures in the U.S. weighed on prices.  Global equity markets generally declined in June.  The main drivers behind the selloff included concerns surrounding the impact of a shift in U.S. monetary policy, weak Eurozone manufacturing and growth data, and uncertainty surrounding the outlook for the Chinese economy.  U.S. Treasury markets finished sharply weaker, driven lower by concerns surrounding the Federal Reserve’s plans to scale back bond buying.  Wheat markets fell sharply due to increased year-over-year acreage in the U.S. and weak export data.  Sugar prices fell in response to forecasts that global supplies will continue to outpace demand.  Cotton prices rallied in excess of 4%, propelled by strong Chinese demand and supply weakness from India.  Gold and silver markets both fell in excess of 12% due to depressed precious metals demand fostered by bullish U.S. economic indicators throughout June.  U.S. dollar strength also contributed to weakness in the precious metals markets.  Base metals prices predominantly fell, under pressure from weak industrial demand forecasts supported by disappointing Eurozone data and tight credit conditions in China.

Capital Resources

Grant Park plans to raise additional capital only through the sale of units pursuant to the continuous offering and does not intend to raise any capital through borrowing. Due to the nature of Grant Park’s business, it does not make any capital expenditures and does not have any capital assets that are not operating capital or assets.

Grant Park maintains 65% to 95% of its net asset value in cash, cash equivalents or other liquid positions over and above that needed to post as collateral for trading. These funds are available to meet redemptions each month.

Liquidity

Most U.S. futures exchanges limit fluctuations in some futures and options contract prices during a single day by regulations referred to as daily price fluctuation limits or daily limits. During a single trading day, no trades may be executed at prices beyond the daily limit. Once the price of a contract has reached the daily limit for that day, positions in that contract can neither be taken nor liquidated. Futures prices have occasionally moved to the daily limit for several consecutive days with little or no trading. Similar occurrences could prevent Grant Park from promptly liquidating unfavorable positions and subject Grant Park to substantial losses that could exceed the margin initially committed to those trades. In addition, even if futures or options prices do not move to the daily limit, Grant Park may not be able to execute trades at favorable prices, if little trading in the contracts is taking place. Other than these limitations on liquidity, which are inherent in Grant Park’s futures and options trading operations, Grant Park’s assets are expected to be highly liquid.

A portion of each Trading Company’s assets is used as margin to support its trading. Margin requirements are satisfied by the deposit of U.S. Treasury bills, obligations of Government-sponsored enterprises and/or cash with brokers subject to CFTC regulations and various exchange and broker requirements.

Grant Park maintains a portion of its assets at its clearing brokers as well as at Lake Forest Bank & Trust Company. These assets, which may range from 5% to 35% of Grant Park’s value, are held in cash and/or U.S. Treasury securities. The balance of Grant Park’s assets, which range from 65% to 95%, are invested in investment grade money market instruments purchased and managed by Middleton Dickinson Capital Management, LLC which are held in a separate account in the name of GP Cash Management, LLC and custodied at State Street Bank and Trust Company. Violent fluctuations in prevailing interest rates or changes in other economic conditions could cause mark-to-market losses on Grant Park’s cash management income.

Off-Balance Sheet Risk

Off-balance sheet risk refers to an unrecorded potential liability that, even though it does not appear on the balance sheet, may result in future obligation or loss. Grant Park trades in futures and other commodity interest contracts and is therefore a party to financial instruments with elements of off-balance sheet market and credit risk. In entering into these contracts, Grant Park faces the market risk that these contracts may be significantly influenced by market conditions, such as interest rate volatility, resulting in such contracts being less valuable. If the markets should move against all of the commodity interest positions of Grant Park at the same time, and if Grant Park were unable to offset positions, Grant Park could lose all of its assets and the limited partners would realize a 100% loss. Grant Park minimizes market risk through real-time monitoring of open positions, diversification of the portfolio and maintenance of a margin-to-equity ratio that rarely exceeds 25%. All positions of Grant Park are valued each day on a mark-to-market basis.

In addition to market risk, when entering into commodity interest contracts there is a credit risk that a counterparty will not be able to meet its obligations to Grant Park. The counterparty for futures and options on futures contracts traded in the United States and on most non-U.S. futures exchanges is the clearing organization associated with such exchange. In general, clearing organizations are backed by the corporate members of the clearing organization who are required to share any financial burden resulting from the nonperformance by one of their members and, as such, should significantly reduce this credit risk.

In cases where the clearing organization is not backed by the clearing members, like some non- U.S. exchanges, it is normally backed by a consortium of banks or other financial institutions.

In the case of forward contracts, over-the-counter options contracts or swap contracts, which are traded on the interbank or other institutional market rather than on exchanges, the counterparty is generally a single bank or other financial institution, rather than a central clearing organization backed by a group of financial institutions. As a result, there likely will be greater counterparty credit risk in these transactions. Grant Park trades only with those counterparties that it believes to be creditworthy. Nonetheless, the clearing member, clearing organization or other counterparty to these transactions may not be able to meet its obligations to Grant Park, in which case Grant Park could suffer significant losses on these contracts.

In the normal course of business, Grant Park enters into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications. Grant Park’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against Grant Park that have not yet occurred. Grant Park expects the risk of any future obligation under these indemnifications to be remote.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

Introduction

Grant Park is a speculative commodity pool. The market sensitive instruments held by it are acquired for speculative trading purposes, and all or a substantial amount of Grant Park’s assets are subject to the risk of trading loss. Unlike an operating company, the risk of market sensitive instruments is integral, not incidental, to Grant Park’s business.

Market movements result in frequent changes in the fair market value of Grant Park’s open positions and, consequently, in its earnings and cash flow. Grant Park’s market risk is influenced by a wide variety of factors, including the level and volatility of exchange rates, interest rates, equity price levels, the market value of financial instruments and contracts, market prices for base and precious metals, energy complexes and other commodities, the diversification effects among Grant Park’s open positions and the liquidity of the markets in which it trades.

Grant Park rapidly acquires and liquidates both long and short positions in a wide range of different markets. Consequently, it is not possible to predict how a particular future market scenario will affect performance. Erratic, choppy, sideways trading markets and sharp reversals in movements can materially and adversely affect Grant Park’s results. Likewise, markets in which a potential price trend may start to develop but reverses before an actual trend is realized may result in unprofitable transactions. Grant Park’s past performance is not necessarily indicative of its future results.

Materiality, as used in this section, is based on an assessment of reasonably possible market movements and the potential losses caused by such movements, taking into account the leverage, and multiplier features of Grant Park’s market sensitive instruments.

The following quantitative and qualitative disclosures regarding Grant Park’s market risk exposures contain forward-looking statements within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). All quantitative and qualitative disclosures in this section are deemed to be forward-looking statements, except for statements of historical fact and descriptions of how Grant Park manages its risk exposure. Grant Park’s primary market risk exposures, as well as the strategies used and to be used by its trading advisors for managing such exposures, are subject to numerous uncertainties, contingencies and risks, any one of which could cause the actual results of Grant Park’s risk controls to differ materially from the objectives of such strategies. Government interventions, defaults and expropriations, illiquid markets, the emergence of dominant fundamental factors, political upheavals, changes in historical price relationships, an influx of new market participants, increased regulation and many other factors could result in material losses as well as in material changes to the risk exposures and the risk management strategies of Grant Park. Grant Park’s current market exposure and/or risk management strategies may not be effective in either the short-or long-term and may change materially.

Quantitative Market Risk

Grant Park’s approximate risk exposure in the various market sectors traded by its trading advisors is quantified below in terms of Value at Risk (VaR). Due to Grant Park’s mark-to-market accounting, any loss in the fair value of Grant Park’s open positions is directly reflected in Grant Park’s earnings, realized or unrealized.

Grant Park uses an Aggregate Returns Volatility method to calculate VaR for the portfolio. The method consists of creating a historical price time series for each instrument or its proxy instrument for the past 200 days, and then measuring the standard deviation of that return history. Then, using a normal distribution (a normal distribution curve has a mean of zero and a standard deviation of one), the standard deviation measurement is scaled up in order to achieve a result in line with the 95% degree of confidence, which corresponds to a scaling factor of approximately 1.645 times of standard deviations.

The VaR for each market sector represents the one day risk of loss for the aggregate exposures associated with that sector. The current methodology used to calculate VaR represents the VaR of Grant Park’s open positions across all market sectors and is less than the sum of the VaR of the individual market sectors due to the diversification benefit across all market sectors combined.

Grant Park’s VaR methodology and computation is based on the underlying risk of each contract or instrument in the portfolio and does not distinguish between exchange and non-exchange traded contracts. It is also not based on exchange maintenance margin requirements. VaR does not typically represent the worst case outcome.

VaR is a measure of the maximum amount that Grant Park could reasonably be expected to lose in a given market sector in a given day; however, VaR does not typically represent the worst case outcome. The inherent uncertainty of Grant Park’s speculative trading and the recurrence in the markets traded by Grant Park of market movements far exceeding expectations could result in actual trading or non-trading losses far beyond the indicated value at risk or Grant Park’s experience to date. This risk is often referred to as the risk of ruin. In light of the preceding information, as well as the risks and uncertainties intrinsic to all future projections, the inclusion of the quantification in this section should not be considered to constitute any assurance or representation that Grant Park’s losses in any market sector will be limited to VaR or by Grant Park’s attempts to manage its market risk. VaR models, including Grant Park’s, are continually evolving as trading portfolios become more diverse and modeling systems and techniques continue to evolve. Moreover, value at risk may be defined differently as used by other commodity pools or in other contexts.

The composition of Grant Park’s trading portfolio, based on the nature of its business of speculative trading of futures, forwards and options, can change significantly, over any period of time, including a single day of trading. These changes can have a positive or negative material impact on the market risk as measured by VaR.

Value at Risk by Market Sectors

The following tables indicate the trading value at risk associated with Grant Park’s open positions by market category as of June 30, 2014 and December 31, 2013 and the trading gains/losses by market category for the six months ended June 30, 2014 and the year ended December 31, 2013. All open position trading risk exposures of Grant Park have been included in calculating the figures set forth below. As of June 30, 2014, Grant Park’s net asset value was approximately $326.1 million. As of December 31, 2013, Grant Park’s net asset value was approximately $447.4 million.

	June 30, 2014
Market Sector	Value at Risk*	Trading Gain/(Loss)

Stock indices	0.6%	(2.0)%
Interest rates	0.6	4.2
Energy	0.5	(0.8)
Currencies	0.3	(2.9)
Metals	0.2	(3.1)
Agriculturals/softs/meats	0.1	2.2

Aggregate/Total	1.0%	(2.4)%

	December 31, 2013
Market Sector	Value at Risk*	Trading Gain/(Loss)

Stock indices	0.7%	11.8%
Currencies	0.5	0.5
Metals	0.3	1.1
Interest rates	0.3	(5.4)
Agriculturals/softs/meats	0.2	1.3
Energy	0.2	(5.2)

Aggregate/Total	1.1%	4.1%

* The VaR for a market sector represents the one-day risk of loss for the aggregate exposure for that particular sector. The aggregate VaR represents the VaR of Grant Park’s open positions across all market sectors and is less than the sum of the VaR of the individual market sectors due to the diversification benefit across all market sectors combined.

Material Limitations of Value at Risk as an Assessment of Market Risk

Past market risk factors will not always result in an accurate prediction of future distributions and correlations of future market movements. Changes in the portfolio value caused by market movements may differ from those measured by the VaR model. The VaR model reflects past trading positions, while future risk depends on future trading positions. VaR using a one-day time horizon does not fully capture the market risk of positions that cannot be liquidated within one day. The historical market risk data for the VaR model may provide only limited insight into the losses that could be incurred under unusual market movements. The magnitude of Grant Park’s open positions creates a risk of ruin not typically found in most other investment vehicles. Because of the size of its positions, certain market conditions-unusual, but historically recurring from time to time-could cause Grant Park to incur severe losses over a short period of time. The value at risk table above, as well as the past performance of Grant Park, gives no indication of this risk of ruin.

Non-Trading Risk

Grant Park has non-trading market risk on its foreign cash balances not needed for margin. However, these balances, as well as the market risk they represent, are immaterial. Grant Park also has non-trading market risk as a result of investing a portion of its available assets in U.S. Treasury bills. The market risk represented by these investments is also immaterial.

Qualitative Market Risk

Trading Risk

The following were the primary trading risk exposures of Grant Park as of June 30, 2014, by market sector.

Stock Indices

Grant Park’s primary equity exposure is due to equity price risk in the G-7 countries as well as other jurisdictions including

Hong Kong, China, Taiwan, South Africa, India, Turkey, Singapore, South Korea, and Australia.  The stock index futures contracts currently traded by Grant Park are generally futures on broadly based indices, although Grant Park also trades narrow-based stock index or single-stock futures contracts.  As of June 30, 2014, Grant Park was predominantly long equities in the U.S., the Eurozone, Taiwan, Japan, Hong Kong, Canada, U.K. Australia, India, South Africa, China, Thailand, Mexico, Singapore, and Sweden.

Interest Rates

Interest rate risk is a principal market exposure of Grant Park.  Interest rate movements directly affect the price of the futures positions held by Grant Park and indirectly affect the value of its stock index and currency positions.  Interest rate movements in one country as well as relative interest rate movements between countries materially impact Grant Park’s profitability.  Grant Park’s primary interest rate exposure is due to interest rate fluctuations in the United States and the other G-7 countries.  Grant Park also takes futures positions on the government debt of smaller nations, such as Australia, New Zealand, Singapore, and Mexico.  The general partner anticipates that G-7 interest rates will remain the primary market exposure of Grant Park for the foreseeable future.  As of June 30, 2014, Grant Park was short interest rate instruments in the U.K. and New Zealand, and long interest rate instruments in the Eurozone, U.S., Australia, Singapore, Japan, and Canada.

Energy

Grant Park’s primary energy market exposure is due to gas and oil price movements, often resulting from political developments in the Middle East, Nigeria, Russia, and South America.  As of June 30, 2014, the energy market exposure of Grant Park was short Rotterdam coal and Phelix baseload quarterly markets, and long Brent crude oil, crude oil, gas oil, gasoline Blendstock, heating oil, natural gas, new crude oil, kerosene, Oman crude oil, WTI crude oil and carbon emissions.

Currencies

Exchange rate risk is a significant market exposure of Grant Park.  Grant Park’s currency exposure is due to exchange rate fluctuations, primarily fluctuations that disrupt the historical pricing relationships between different currencies and currency pairs. These fluctuations are influenced by interest rate changes as well as political and general economic conditions.  Grant Park trades in a large number of currencies, including cross-rates, which are positions between two currencies other than the U.S. dollar.  The general partner anticipates that the currency sector will remain one of the primary market exposures for Grant Park for the foreseeable future.  As of June 30, 2014, Grant Park was long the U.S. dollar against the euro and Swiss franc, and short the U.S. Dollar against the Australian dollar, British pound, Canadian dollar, Japanese yen, Mexican peso and New Zealand dollar.

Metals

Grant Park’s metals market exposure is due to fluctuations in the price of both precious metals, including gold and silver, as well as base metals including aluminum, lead, copper, tin, nickel, and zinc. As of June 30, 2014, in the precious metals sector Grant Park had long positions in platinum, gold, silver, and palladium.  In the base metals markets Grant Park had short positions in tin and long positions in zinc, aluminum, copper, lead, and nickel.

Agriculturals/Softs/Meats

Grant Park’s primary commodities exposure is due to agricultural price movements, which are often directly affected by severe or unexpected weather conditions as well as other factors.  As of June 30, 2014, in the grains markets, Grant Park had short positions in corn, wheat, soybean oil, rough rice, canola, rapeseed and long positions in soybeans, soybean meal, oats, and milling wheat.  In the livestock markets Grant Park was long live cattle, lean hogs, and feeder cattle.  In the foods/industrials markets, Grant Park was short sugar, cotton, rubber, orange juice, and crude palm oil and long cocoa, lumber and coffee.

Non-Trading Risk Exposure

The following were the only non-trading risk exposures of Grant Park as of June 30, 2014.

Foreign Currency Balances

Grant Park’s primary foreign currency balances are in Japanese yen, British pounds, Euros and Australian dollars.  The trading advisors regularly convert foreign currency balances to U.S. dollars in an attempt to control Grant Park’s non-trading risk.

Managing Risk Exposure

The general partner monitors and controls Grant Park’s risk exposure on a daily basis through financial, credit and risk management monitoring systems and, accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which Grant Park is subject.

The general partner monitors Grant Park’s performance and the concentration of its open positions and consults with the trading advisors concerning Grant Park’s overall risk profile. If the general partner felt it necessary to do so, the general partner could require the trading advisors to close out individual positions as well as enter positions traded on behalf of Grant Park. However, any intervention would be a highly unusual event. The general partner primarily relies on the trading advisors’ own risk control policies while maintaining a general supervisory overview of Grant Park’s market risk exposures. The trading advisors apply their own risk management policies to their trading. The trading advisors often follow diversification guidelines, margin limits and stop loss points to exit a position. The trading advisors’ research of risk management often suggests ongoing modifications to their trading programs.

As part of the general partner’s risk management, the general partner periodically meets with the trading advisors to discuss their risk management and to look for any material changes to the trading advisors’ portfolio balance and trading techniques. The trading advisors are required to notify the general partner of any material changes to their programs.

General

From time to time, certain regulatory or self-regulatory organizations have proposed increased margin requirements on futures contracts. Because Grant Park generally will use a small percentage of assets as margin, Grant Park does not believe that any increase in margin requirements, as proposed, will have a material effect on Grant Park’s operations.

Item 4. Controls and Procedures

As of the end of the period covered by this report, the general partner carried out an evaluation, under the supervision and with the participation of the general partner’s management including its principal executive officer and principal financial officer, of the effectiveness of the design and operation of Grant Park’s disclosure controls and procedures as contemplated by Rule 13a-15 of the Securities Exchange Act of 1934, as amended. Based on, and as of the date of that evaluation, the general partner’s principal executive officer and principal financial officer concluded that Grant Park’s disclosure controls and procedures are effective, in all material respects, in timely alerting them to material information relating to Grant Park required to be included in the reports required to be filed or submitted by Grant Park with the SEC under the Exchange Act.

There were no changes in Grant Park’s internal control over financial reporting during the quarter ended June 30, 2014 that have materially affected, or are reasonably likely to materially affect, Grant Park’s internal control over financial reporting.

PART II- OTHER INFORMATION

Item 1A. Risk Factors

There have been no material changes to the risk factors relating to Grant Park from those previously disclosed in Grant Park’s Annual Report on Form 10-K for its fiscal year ended December 31, 2013, in response to Item 1A to Part 1 of Form 10-K.

Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds

(a)                                 None.

(b)                                 None.

Issuer Purchases of Equity Securities

(c)                                  The following table provides information regarding the total Class A, Class B, Legacy 1 Class, Legacy 2 Class, Global 1 Class, Global 2 Class and Global 3 Class units redeemed by Grant Park during the three months ended June 30, 2014.

Period	Total Number of Class A Units Redeemed	Weighted Average Price Paid per Unit	Total Number of Class B Units Redeemed	Weighted Average Price Paid per Unit	Total Number of Legacy 1 Class Units Redeemed	Weighted Average Price Paid per Unit	Total Number of Legacy 2 Class Units Redeemed	Weighted Average Price Paid per Unit	Total Number of Global 1 Class Units Redeemed	Weighted Average Price Paid per Unit	Total Number of Global 2 Class Units Redeemed	Weighted Average Price Paid per Unit	Total Number of Global 3 Class Units Redeemed	Weighted Average Price Paid per Unit	Total Number of Units Redeemed as Part of Publicly Announced Plans or Programs(1)	Maximum Number of Units that May Yet Be Redeemed Under the Plans/ Program(1)

04/01/2014 through 04/30/2014	854.14	$1,096.23	5,085.45	$915.94	25.64	$812.97	408.20	$800.03	845.65	$789.48	1,587.84	$777.71	13,937.04	$709.87	22,743.96		(2)

05/01/2014 through 05/31/2014	786.12	$1,106.56	6,204.82	$924.05	84.15	$821.75	302.58	$808.58	531.77	$798.56	853.13	$786.47	6,993.38	$716.94	15,755.95		(2)

06/01/2014 through 06/30/2014	906.81	$1,112.71	12,666.15	$928.96	420.57	$827.69	2,183.38	$814.26	339.45	$804.62	1,264.78	$792.29	15,390.61	$721.23	33,171.75		(2)

Total	2,547.07	$1,105.29	23,956.42	$924.92	530.36	$826.04	2,894.16	$811.66	1,716.87	$795.29	3,705.75	$784.70	36,321.03	$716.04	71,671.66		(2)

(1)                                 As previously disclosed, pursuant to the Partnership Agreement, investors in Grant Park may redeem their units for an amount equal to the net asset value per unit at the close of business on the last business day of any calendar month if at least 10 days prior to the redemption date, or at an earlier date if required by the investor’s selling agent, the general partner receives a written request for redemption from the investor.  Generally, redemptions are paid in the month subsequent to the month requested.  The general partner may permit earlier redemptions in its discretion.

(2)                                 Not determinable.

Item 6.         Exhibits

(a)         Exhibits

31.1            Certification of Principal Executive Officer Pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934

31.2            Certification of Principal Financial Officer Pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934

32.1            Certification Pursuant to 18 U.S.C. Section 1350, As Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101.1     The following financial statements from the Partnership’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 formatted in XBRL (eXtensible Business Reporting Language): (i) Consolidated Statements of Financial Condition; (ii) Consolidated Condensed Schedule of Investments; (iii) Consolidated Statements of Operations; (iv) Consolidated Statements of Changes in Partners’ Capital (Net Asset Value); and (v) Notes to Consolidated Financial Statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GRANT PARK FUTURES FUND
LIMITED PARTNERSHIP

Date: August 14, 2014	by:	Dearborn Capital Management, L.L.C.
its general partner

		By:	/s/ David M. Kavanagh
David M. Kavanagh
President
(principal executive officer)

		By:	/s/ Maureen O’Rourke
Maureen O’Rourke
Chief Financial Officer
(principal financial and accounting officer)